Exhibit 99.1

Financial Information of Consolidated Subsidiary

Change Healthcare LLC

EXPLANATORY NOTE

Consolidated Significant Subsidiary

For the majority of the fiscal year, Change Healthcare Inc.’s (“the Company”) primary asset was its interest in the Joint Venture which prior to the Merger was accounted for using the equity method. As the Company’s investment in the Joint Venture was considered to be significant, the Joint Venture’s annual financial statements are required to be included as an exhibit to the Company’s Annual Report on Form 10-K in accordance with SEC Rule 3-09 of Regulation S-X.

On March 10, 2020, the Company acquired all equity interests in the Joint Venture not previously owned by the Company and has consolidated the Joint Venture in its financial statements as of March 31, 2020. Although a technical application of Rule 3-09 would necessitate the preparation and audit of partial year Joint Venture financial statements, reflecting the period of time for which the Company applied the equity method of accounting to the Joint Venture, we have presented Full Year Financial Statements of the Joint Venture to provide material and relevant information to investors of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of Change Healthcare LLC and Board of Directors of Change Healthcare LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Change Healthcare LLC and subsidiaries (the “Company”) as of March 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), members’ equity (deficit), and cash flows, for each of the three years in the period ended March 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, effective April 1, 2019, the Company adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue From Contracts With Customers, using the modified retrospective approach. The adoption had a material effect on the consolidated financial statements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 4, 2020

We have served as the Company’s auditor since 2017.

Change Healthcare LLC

Consolidated Statements of Operations

(amounts in thousands)

	Year Ended	Year Ended	Year Ended
	March 31, 2020	March 31, 2019	March 31, 2018
Revenue:
Solutions revenue	$3,074,894	$3,043,111	$3,024,446
Postage revenue	228,079	238,618	274,397

Total revenue	3,302,973	3,281,729	3,298,843
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	1,345,920	1,354,655	1,407,893
Research and development	205,035	202,241	221,662
Sales, marketing, general and administrative	742,807	821,082	749,871
Customer postage	228,079	238,618	274,397
Depreciation and amortization	315,946	278,020	278,363
Accretion and changes in estimate with related parties, net	14,966	19,329	(49,991)
Tax receivable agreement charge	164,633	—	—
Gain on sale of business	—	(111,435)	—
Impairment of long-lived assets and related costs	504	675	839

Total operating expenses	3,017,890	2,803,185	2,883,034

Operating income (loss)	285,083	478,544	415,809
Non-operating (income) and expense
Interest expense, net	283,745	325,431	292,463
Loss on extinguishment of debt	19,975	—	—
Contingent consideration	(91)	(809)	—
Other, net	(14,630)	(18,267)	(17,202)

Total non-operating (income) and expense	288,999	306,355	275,261

Income (loss) before income tax provision (benefit)	(3,916)	172,189	140,548
Income tax provision (benefit)	1,701	(4,481)	(51,894)

Net income (loss)	$(5,617)	$176,670	$192,442

Net income (loss) per common unit:
Basic	$(0.02)	$0.70	$0.76

Diluted	$(0.02)	$0.70	$0.76

Weighted average common units outstanding:
Basic	302,412,870	251,508,322	251,585,805

Diluted	302,412,870	253,377,778	253,796,288

See accompanying notes to consolidated financial statements.

Change Healthcare LLC

Consolidated Statements of Comprehensive Income (Loss)

(amounts in thousands)

	Year Ended	Year Ended	Year Ended
	March 31, 2020	March 31, 2019	March 31, 2018
Net income (loss)	$(5,617)	$176,670	$192,442

Other comprehensive income (loss):
Foreign currency translation adjustment	(4,894)	(9,440)	4,146
Changes in fair value of interest rate cap, net of taxes	(22,642)	(18,620)	7,398

Other comprehensive income (loss)	(27,536)	(28,060)	11,544

Total comprehensive income (loss)	$(33,153)	$148,610	$203,986

See accompanying notes to consolidated financial statements.

Change Healthcare LLC

Consolidated Balance Sheets

(amounts in thousands)

	March 31,	March 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$407,687	$47,718
Restricted cash	—	1,176
Accounts receivable, net of allowance for doubtful accounts	740,105	759,502
Contract assets	132,704	—
Prepaid expenses and other current assets	144,051	172,067

Total current assets	1,424,547	980,463
Property and equipment, net	150,000	197,263
Goodwill	3,288,765	3,284,266
Intangible assets, net	1,192,776	1,320,161
Other noncurrent assets, net	574,078	421,985

Total assets	$6,630,166	$6,204,138

Liabilities and members’ equity
Current liabilities:
Drafts and accounts payable	$68,169	$98,550
Accrued expenses	379,700	316,179
Deferred revenues	439,364	437,636
Due to related parties, net	20,779	34,629
Current portion of long-term debt	278,779	2,789

Total current liabilities	1,186,791	889,783
Long-term debt, excluding current portion	4,762,832	5,787,150
Deferred income tax liabilities	109,144	106,099
Tax receivable agreement obligations to related parties	207,395	212,698
Other long-term liabilities	267,584	113,194
Commitments and contingencies (see Note 14)
Members’ equity (deficit)	96,420	(904,786)

Total liabilities and members’ equity	$6,630,166	$6,204,138

See accompanying notes to consolidated financial statements.

Change Healthcare LLC

Consolidated Statements of Members’ Equity (Deficit)

(amounts in thousands)

Members’
Equity (Deficit)
Balance at March 31, 2017	$(1,273,359)
Settlement of CHC equity awards	545
Advances to Member	(15,828)
Repurchase of equity awards	(4,799)
Capital contribution from Member from exercise of equity awards	346
Equity compensation expense	24,700
Net income (loss)	192,442
Foreign currency translation adjustment	4,146
Change in fair value of interest rate cap agreements, net of taxes	7,398
Other	(1,771)

Balance at March 31, 2018	$(1,066,180)
Advances to Member	2,636
Repurchase of equity awards	(7,087)
Capital contribution from Member from exercise of equity awards	205
Exercise of equity awards	(338)
Equity compensation expense	20,135
Net income (loss)	176,670
Foreign currency translation adjustment	(9,440)
Change in fair value of interest rate cap agreements, net of taxes	(18,620)
Other	(2,767)

Balance at March 31, 2019	$(904,786)
Cumulative effect of a change in accounting principle-revenue recognition	159,877
Advances to Member	7,783
Capital contribution from Member from exercise of equity awards	6,023
Issuance of LLC units for IPO proceeds	601,429
Issuance of tangible equity units	230,154
Equity compensation expense	30,372
Net income (loss)	(5,617)
Foreign currency translation adjustment	(4,894)
Change in fair value of interest rate cap agreements, net of taxes	(22,642)
Other	(1,279)

Balance at March 31, 2020	$96,420

See accompanying notes to consolidated financial statements.

Change Healthcare LLC

Consolidated Statements of Cash Flow

(amounts in thousands)

	Year Ended
	March 31,
	2020	2019	2018
Cash flows from operating activities:
Net income (loss)	$(5,617)	$176,670	$192,442
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	315,946	278,020	278,363
Amortization of capitalized software developed for sale	14,415	14,673	18,303
Accretion and changes in estimate, net	14,966	19,329	(49,991)
Tax receivable agreement charge	164,633	—	—
Equity compensation	31,808	20,135	24,700
Deferred income tax expense (benefit)	(2,613)	(3,774)	(59,968)
Amortization of debt discount and issuance costs	18,807	21,823	21,434
Contingent consideration	(91)	(809)	—
Gain on Sale of the Extended Care Business	—	(111,435)	—
Loss on extinguishment of debt	19,975	—	—
Impairment of long-lived assets and related costs	504	675	839
Other	6,392	(2,340)	1,752
Changes in operating assets and liabilities:
Accounts receivable	(1,267)	(61,556)	(4,526)
Contract assets	21,390	—	—
Prepaid expenses and other	(29,375)	(33,286)	(19,957)
Accounts payable	(16,609)	(2,111)	(9,105)
Accrued expenses and other liabilities	10,929	12,048	9,957
Deferred Revenue	32,648	(40,196)	(26,763)
Due to related party, net	(3,532)	(185)	(52,654)

Net cash provided by (used in) operating activities	593,309	287,681	324,826

Cash flows from investing activities:
Capitalized expenditures	(258,576)	(246,986)	(166,593)
Proceeds from Sale of the Extended Care Business	—	159,871	—
Payments for acquisitions, net of cash acquired	(18,994)	—	(94,520)
Proceeds from sale of real estate	29,837	—	—
Investments in businesses	—	(15,500)	—
Other	(2)	(3,068)	384

Net cash provided by (used in) investing activities	(247,735)	(105,683)	(260,729)

Cash flows from financing activities:
Proceeds from Change Healthcare Inc. initial public offering	608,679	—	—
Proceeds from forward purchase contract with Change Healthcare Inc.	232,929	—	—
Proceeds from debt issued to Change Healthcare Inc.	47,367	—	—
Proceeds from Revolving Facility	250,000	—	—
Capital contribution from Members from exercise of equity awards	6,256	205	346
(Advances to) and refunds from Members	5,531	2,636	(15,828)
Receipts (payments) on derivative instruments	935	5,776	(6,799)
Payments on Term Loan Facility	(1,087,750)	(153,000)	(51,000)
Payments under tax receivable agreements with related parties	(27,227)	(25,096)	—
Payments of third party initial public offering and loan costs	(8,555)	—	—
Payment of debt issued to Change Healthcare Inc.	(7,332)	—	—
Payments of deferred financing obligations	(6,593)	(3,432)	(3,147)
Repurchase of equity awards	—	(7,425)	(4,799)
Payment of working capital settlement to related party	—	—	(109,176)
Payment of data sublicense obligation	—	—	(3,074)
Settlement of Legacy CHC equity awards	—	—	(3,155)

Other	—	(1,758)	(857)

Net cash provided by (used in) financing activities	14,240	(182,094)	(197,489)

Effect of exchange rate changes on cash and cash equivalents	(1,021)	(1,021)	(4,710)

Net increase (decrease) in cash, cash equivalents and restricted cash	358,793	(1,117)	(138,102)
Cash, cash equivalents and restricted cash at beginning of period	48,894	50,011	188,113

Cash, cash equivalents and restricted cash at end of period	$407,687	$48,894	$50,011

Supplemental disclosures of cash flow information
Cash paid for interest	$265,633	$303,414	$267,604

Cash paid for income taxes	$(4,682)	$5,348	$9,968

Supplemental disclosures of noncash transactions
Capitalized Expenditures:
Property and equipment, net	$5,295	$18,904	$10,871

Other noncurrent assets, net	$14,169	$15,469	$10,521

Intangibles, net	$2,855	$—	$—

Drafts and accounts payable	$(9,843)	$(26,455)	$(8,500)

Accrued expenses	$(12,476)	$(7,918)	$(12,892)

See accompanying notes to consolidated financial statements.

1.	Nature of Business and Organization

Nature of Business

Change Healthcare LLC (the “Joint Venture”) is a leading independent healthcare technology platform that provides data and analytics-driven solutions to improve clinical, financial and patient engagement outcomes in the U.S. healthcare system. The Joint Venture offers a comprehensive suite of software, analytics, technology enabled solutions that drive improved results in the complex workflows of healthcare system payers and providers.

Organization

In June 2016, Change Healthcare Inc. (“the Company,” formerly HCIT Holdings, Inc.), the Joint Venture, Change Healthcare Intermediate Holdings, LLC, Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc. (“Legacy CHC”) and its stockholders—including affiliates of The Blackstone Group, L.P. (“Blackstone”) and Hellman & Friedman LLC (“Hellman & Friedman”)—entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with McKesson Corporation (“McKesson”, together with HCIT, the “Members”). Under the terms of the Contribution Agreement, the parties agreed to form a joint venture that combined the majority of the McKesson Technology Solutions businesses, excluding McKesson’s Enterprise Information Solutions business and Relay Health Pharmacy Network (such contributed businesses, “Core MTS”) with substantially all of the assets and operations of Legacy CHC, but excluding Legacy CHC’s pharmacy claims switching and prescription routing businesses (such excluded business, the “eRx Network” and the business contributed by Legacy CHC, together with Core MTS, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the “Transactions”. The Transactions closed on March 1, 2017. Upon completion of the Transactions, Change Healthcare Inc. owned approximately 30% of the Joint Venture.

Basis of Accounting

Prior to the Merger, Members shared control over all major financial and operating decisions of the Joint Venture and its consolidated subsidiaries, therefore the assets and liabilities contributed to the Joint Venture were recognized in the accompanying consolidated financial statements at their historical carrying values (i.e., joint venture accounting).

Change Healthcare Inc. Initial Public Offering

Effective July 1, 2019, Change Healthcare Inc. completed its initial public offering of 49,285,713 of common stock and a concurrent offering of 5,750,000 of tangible equity units (“TEUs”). The proceeds of the offering of common stock were subsequently contributed to the Joint Venture in exchange for an additional 49,285,713 units of the Joint Venture (“LLC Units”). When combined with Change Healthcare Inc.’s existing ownership of approximately 30% of the Joint Venture as of April 1, 2019, Change Healthcare Inc. owned an approximately 41% interest in the Joint Venture immediately following the initial public offering. The proceeds of the offering of TEUs were used to acquire instruments of the Joint Venture that, in economic terms, substantially mirror the terms of the TEUs included in Change Healthcare Inc.’s offering. The net proceeds received from Change Healthcare Inc. from the offering of common stock and the offering of TEUs were $603,787 and $276,633, respectively, and the Joint Venture, in turn, used the proceeds to repay $805,000 of its indebtedness under the Term Loan Facility without penalty in July 2019.

The Merger

On March 10, 2020 (the “Merger Effective Date”), pursuant to that certain Agreement and Plan of Merger, dated as of December 20, 2016 (the “Merger Agreement”), by and among the Company, McKesson and PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC), a Delaware corporation and wholly owned subsidiary of McKesson (“SpinCo”), the Company combined with SpinCo in a two-step all-stock “Reverse Morris Trust” transaction that involved (i) a separation of SpinCo from McKesson pursuant to that certain Separation and Distribution Agreement, dated as of February 10, 2020 (the “Separation Agreement” and, the transactions contemplated by the Separation Agreement, the “Separation”), followed by (ii) the merger of SpinCo with and into the Company, with the Company as the surviving company (such merger, together with the other transactions contemplated by the Merger Agreement, the “Merger”).

The Merger was consummated pursuant to the Merger Agreement and the Separation Agreement. On the Merger Effective Date, SpinCo merged with and into Change Healthcare Inc., with Change Healthcare Inc. as the surviving company. As a result, the Joint Venture became a wholly owned subsidiary of Change Healthcare Inc. Pursuant to the Merger Agreement, McKesson accepted 15,426,537 shares of its own common stock, par value $0.01 (the “McKesson Common Stock”) in exchange for all 175,995,192 issued and outstanding shares of SpinCo common stock, par value $0.001 per share (the “SpinCo Common Stock”). All shares of SpinCo Common Stock were then converted into an equal number of shares of common stock of the Company, par value $0.001 (the “Change Common Stock”), which Change Healthcare Inc. issued to the former holders of SpinCo Common Stock, together with cash in lieu of any fractional shares.

Immediately after consummation of the Merger, approximately 58% of the outstanding Change Common Stock was held by pre-Merger holders of McKesson Common Stock and approximately 42% of the outstanding Change Common Stock was held by pre-Merger holders of Change Common Stock.

COVID-19 Considerations

On March 11, 2020, the World Health Organization declared the current coronavirus (“COVID-19”) outbreak to be a global pandemic. In response to this declaration and the rapid spread of COVID-19 within the U.S., federal, state and local governments throughout the country have imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These measures have led to weakened conditions in many sectors of the economy, including a decline in healthcare transaction volumes that are integral to the Joint Venture’s business.

COVID-19 had a limited impact on the Joint Venture’s results of operations for the year ended March 31, 2020; however, the Joint Venture expects the COVID-19 outbreak to have an adverse impact on its financial results in future periods. While the extent of those impacts are uncertain and dependent on events that cannot be accurately predicted, the Joint Venture is not presently aware of events or circumstances arising from the COVID-19 that would require it to revise the carrying value of any of its assets or liabilities.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include all subsidiaries and entities that are controlled by the Joint Venture. The results of operations for companies acquired are included in the consolidated financial statements from the effective date of acquisition. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Joint Venture bases its estimates on historical experience, current business factors and various other assumptions that the Joint Venture believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and disclosure of contingent assets and liabilities. The Joint Venture is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Joint Venture’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Joint Venture’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Joint Venture’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations; and if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Estimates and assumptions by management affect: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; tax receivable agreement obligations; the fair value of interest rate cap agreement obligations; contingent consideration; loss accruals; the carrying value of long-lived assets (including goodwill and intangible assets); the classification and measurement of assets held for sale; the measurement of the components of tangible equity units; the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies; and the value attributed to equity awards.

Business Combinations

The Joint Venture recognizes the consideration transferred (i.e., purchase price) in a business combination, as well as the acquired business’ identifiable assets, liabilities and noncontrolling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and noncontrolling interest, if any, is recorded as goodwill. Any excess of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred, if any, is generally recognized within earnings as of the acquisition date.

The fair value of the consideration transferred, assets, liabilities and noncontrolling interests is estimated based on one or a combination of income, costs or market approaches as determined based on the nature of the asset or liability and the level of inputs available to the Joint Venture (i.e., quoted prices in an active market, other observable inputs or unobservable inputs). To the extent that the Joint Venture’s initial accounting for a business combination is incomplete at the end of a reporting period, provisional amounts are reported for those items which are incomplete.

Cash and Cash Equivalents

The Joint Venture considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

The Joint Venture’s cash and cash equivalents are deposited with several financial institutions. Deposits may exceed the amounts insured by the Federal Deposit Insurance Corporation in the U.S. and similar deposit insurance programs in other jurisdictions. The Joint Venture mitigates the risk of our short-term investment portfolio by depositing funds with reputable financial institutions and monitoring risk profiles.

Our cash balances from time to time include funds we manage for customers, the most significant of which relates to funds remitted to retail pharmacies. Such funds are not restricted; however, these funds are generally paid out in satisfaction of the processing obligations pursuant to the management contracts. At the time of receipt, we record a corresponding liability within accrued expenses on the accompanying consolidated balance sheets. Such liabilities are summarized as “Pass-through payments” within Note 10 to these consolidated financial statements.

Restricted Cash

Cash that is subject to legal restrictions or is unavailable for general operating purposes is classified as restricted cash in the accompanying consolidated balance sheets. At March 31, 2019, our restricted cash balance represents cash received to support refund payments to patients of certain customers.

The following table reconciles restricted cash to total cash, cash equivalents and restricted cash as presented in the consolidated statement of cash flows:

	March 31, 2020	March 31, 2019
Cash and cash equivalents at beginning of period	$47,718	$48,899
Restricted cash at beginning of period	1,176	1,112

Cash, cash equivalents and restricted cash at beginning of period	$48,894	$50,011

Cash and cash equivalents at end of period	$407,687	$47,718
Restricted cash at end of period	—	1,176

Cash, cash equivalents and restricted cash at end of period	$407,687	$48,894

Allowance for Doubtful Accounts

The allowance for doubtful accounts of $22,360 and $20,438 at March 31, 2020 and 2019, respectively, reflects the Joint Venture’s best estimate of losses inherent in the Joint Venture’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence. The Joint Venture did not have significant additions to or write-offs from its allowance for doubtful accounts during the years ended March 31, 2020, 2019, and 2018.

Capitalized Software Developed for Internal Use

The Joint Venture provides services to many of its customers using software developed for internal use. The costs that are incurred to develop such software are expensed as incurred during the preliminary project stage and classified within research and development on the accompanying consolidated statements of operations. Once certain criteria have been met, direct costs incurred in developing or obtaining computer software are capitalized. Training and maintenance costs are expensed as incurred. Capitalized software costs are included in Other noncurrent assets, net in the accompanying consolidated balance sheets and are generally amortized over the estimated useful life of three years.

Capitalized Software Developed for Sale

Development costs for software developed for sale to external customers are capitalized once a project has reached the point of technological feasibility. Completed projects are amortized after reaching the point of general availability using the straight-line method based on an estimated useful life of approximately three years. At each balance sheet date, or earlier if an indicator of an impairment exists, the Joint Venture evaluates the recoverability of unamortized capitalized software costs based on estimated future undiscounted revenues net of estimated related costs over the remaining amortization period.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation, including that related to assets under capital lease, is computed using the straight-line method over the estimated useful lives of the related assets. Expenditures for maintenance, repair and renewals of minor items are expensed as incurred. Expenditures for repair and renewals that extend the useful life of an asset are capitalized.

Goodwill and Intangible Assets

Goodwill and intangible assets resulting from the Joint Venture’s and its predecessors’ acquisitions are accounted for using the acquisition method of accounting. Intangible assets with definite lives are amortized on a straight-line basis, at their inception, over the estimated useful lives of the related assets generally as follows:

Customer relationships	3-20 years
Tradenames	5-20 years
Non-compete agreements	3-5 years
Technology-based intangible assets	5-10 years

The Joint Venture assesses its goodwill for impairment annually (as of January 1 of each year) or whenever significant indicators of impairment are present. The Joint Venture, using the assistance of a valuation specialist as appropriate, compares the fair value of each reporting unit to its associated carrying value. The Joint Venture will generally recognize an impairment charge for the amount, if any, by which the carrying amount of the reporting unit exceeds its fair value.

Long-Lived Assets

Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Joint Venture recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Derivatives

Derivative financial instruments are used to manage the Joint Venture’s interest rate exposure. The Joint Venture does not enter into financial instruments for speculative purposes. Derivative financial instruments are accounted for and measured at fair value and recorded on the balance sheet. For derivative instruments that are designated and qualify as a cash flow hedge, the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings (for example, in “interest expense” when the hedged transactions are interest cash flows associated with floating-rate debt). Receipts and payments under the derivative instruments are classified within cash flows from financing activities on the accompanying statements of cash flows.

Tangible Equity Units

In connection with the initial public offering of Change Healthcare Inc., the Joint Venture completed an offering of TEUs that were issued to Change Healthcare Inc. Each TEU comprises an amortizing note and purchase contract, both of which are freestanding instruments and separate units of account. The amortizing notes were issued at par and are classified as debt on the accompanying condensed consolidated balance sheet, with scheduled principal payments over the next twelve months reflected in current maturities of long-term debt. The purchase contracts are accounted for as prepaid forward contracts and classified as equity. The TEU proceeds and issuance costs were allocated to the amortizing notes and purchase contracts on a relative fair value basis, consistent with the methodology utilized by Change Healthcare Inc. See Note 23 for further discussion.

Equity Compensation

Change Healthcare Inc. grants certain equity awards to employees and directors of the Joint Venture under the Change Healthcare Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). Previously, Change Healthcare Inc. granted certain equity awards under the Change Healthcare Inc. 2009 Equity Incentive Plan (the “Equity Plan”). Because the equity awards under both the Omnibus Incentive Plan and the Equity Plan have been granted to employees of Change Healthcare Inc.’s equity method investee, they are subject to the accounting framework for awards granted to non-employees. Under this framework, the Joint Venture measures the compensation expense for equity awards based on the estimated fair value of such awards at the grant date, in a manner consistent with the recognition of expense for awards to employees. The Joint Venture recognizes the expense over the requisite service period, typically on a straight-line basis. The Joint Venture recognizes stock-based compensation cost for awards with performance conditions if and when it concludes that it is probable that the performance conditions will be achieved. The fair value of equity awards is recognized as assets or expense in the same period and in the same manner as if the Joint Venture had paid cash for the goods or services. The Joint Venture recognizes forfeitures as they occur.

Foreign Currency Translation

The reporting currency of the Joint Venture and its subsidiaries is the U.S. dollar. The Joint Venture’s foreign subsidiaries generally consider their local currency to be their functional currency. Foreign currency-denominated assets and liabilities of these foreign subsidiaries are translated into U.S. dollars at year-end exchange rates and revenues and expenses are translated at average exchange rates during the corresponding period, and equity accounts are primarily translated at historical exchange rates. Foreign currency translation adjustments are included in Other comprehensive income (loss) in the accompanying consolidated statements of comprehensive income (loss), and the cumulative effect is included within members’ equity (deficit) in the accompanying consolidated balance sheets. Realized gains and losses from currency exchange transactions are recorded in sales, marketing, general and administrative expenses in the accompanying consolidated statements of operations. The Joint Venture releases cumulative translation adjustment from equity into net income as a gain or loss only upon complete or substantially complete liquidation of a controlling interest in a subsidiary or a group of assets within a foreign entity.

Income Taxes

The Joint Venture records deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities, as well as differences relating to the timing of recognition of income and expenses.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Joint Venture’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The Joint Venture recognizes tax benefits for uncertain tax positions at the time the Joint Venture concludes that the tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. The benefit, if any, is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

Warranties

In the normal course of business, the Joint Venture provides warranties regarding the performance of software and products it sells. The Joint Venture’s liability under these warranties is to bring the product into compliance with previously agreed upon specifications. For software products, this may result in additional project costs, which are reflected in our estimates used for the percentage of completion method of accounting for software installations services within these contracts. In addition, most of the Joint Venture’s customers who purchase software and automation products also purchase annual maintenance agreements. Revenues from these maintenance agreements are recognized on a straight-line basis over the contract period and the cost of servicing product warranties is charged to expense when claims become estimable. Accrued warranty costs were not material to the accompanying consolidated balance sheets.

Accounting Pronouncements Not Yet Adopted

As the Joint Venture is consolidated by Change Healthcare Inc. as of March 31, 2020, please see the Accounting Pronouncements Not Yet Adopted in Item 8 of the Change Healthcare Inc. Form 10-K for a discussion of accounting pronouncements not yet adopted.

Recently Adopted Accounting Pronouncements

In April 2019, the Joint Venture adopted FASB ASU No. 2018-16, which adds the Overnight Index Swap rate based on the Secured Overnight Financing Rate as a benchmark interest rate for hedging purposes. As the adoption of this update applies only to qualifying new or redesignated hedging relationships entered into following the date of adoption, and the Joint Venture’s hedging relationships still leverage LIBOR rates, its adoption had no immediate effect on the Joint Venture’s consolidated financial statements.

In April 2019, the Joint Venture adopted FASB ASU No. 2018-02, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 (“Tax Legislation”). Because the Joint Venture does not separately report components of members’ equity (deficit), the effect of the adoption of this update is limited to the separate disclosure in Note 22 related to the reclassification of such stranded costs from accumulated comprehensive income (loss) to accumulated equity (deficit).

In April 2019, the Joint Venture adopted FASB ASU No. 2018-07, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Among other provisions, the measurement date for awards to nonemployees changed from the earlier of the date at which a commitment for performance by the counterparty is reached or the date at which performance is complete under the existing guidance to the grant date under this update. Because the Joint Venture’s equity-based compensation was previously subject to remeasurement at fair value each quarter under the previous authoritative literature, the effect of the adoption of this update had no material effect on the Joint Venture’s consolidated financial statements.

In April 2019, the Joint Venture adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which replaced most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company recognizes revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services.

The Joint Venture adopted ASC 606 using the modified retrospective transition method applied only to contracts that were not completed as of the date of initial application. The Joint Venture has also elected the contract modification transition practical expedient, and as a result, will treat all contract modifications entered into prior to adoption date as if they were part of the original contract. The adoption of the new revenue standard utilizing these transition methods resulted in a cumulative effect adjustment that reduced members’ equity (deficit) as of April 1, 2019 by $159,877. After assessing all potential impacts of adopting the new standard on its consolidated financial statements, related disclosures, and necessary control and process changes, the Joint Venture has noted the following to be the most notable impacts of adopting the new standard:

•     Revenue for certain contingent fee service arrangements is accelerated as revenue for these arrangements is recognized as the services are performed.

•     Revenue related to certain time-based software and content license agreements is accelerated. The license performance obligation for certain time-based software is recognized upon delivery to the customer (“point in time”), or in the case of software that requires significant production, modification or customization, recognized as the implementation work is performed. A non-license performance obligation (e.g., technical support) is recognized over the respective contract terms (“over time”).

•     Incremental costs to obtain contracts and qualifying costs to fulfill are capitalized and amortized over the period of benefit. The net result of this change was an increase to capitalized contract costs on the balance sheet; these capitalized costs will be amortized and recognized as expense over an incrementally longer period of time.

The following tables represent the impact of the new standard on the Joint Venture’s financial statements as of and for the year ended March 31, 2020:

	Year Ended March 31,
	2020			2019
	As Reported	Impacts from Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Revenue:
Solutions revenue	$3,074,894	$3,066	$3,077,960	$3,043,111
Postage revenue	228,079	—	228,079	238,618

Total revenue	3,302,973	3,066	3,306,039	3,281,729

Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	1,345,920	3,282	1,349,202	1,354,655
Research and development	205,035	—	205,035	202,241
Sales, marketing, general and administrative	742,807	20,428	763,235	821,082
Customer postage	228,079	—	228,079	238,618
Depreciation and amortization	315,946	—	315,946	278,020
Accretion and changes in estimate with related parties, net	14,966	—	14,966	19,329
Tax receivable agreement charge	164,633	—	164,633	—
Gain on sale of business	—	—	—	(111,435)
Impairment of long-lived assets and related costs	504	—	504	675

Total operating expenses	3,017,890	23,710	3,041,600	2,803,185

Operating income (loss)	285,083	(20,644)	264,439	478,544
Non-operating (income) and expense
Interest expense, net	283,745	—	283,745	325,431
Loss on extinguishment of debt	19,975	—	19,975	—
Contingent consideration	(91)	—	(91)	(809)
Other, net	(14,630)	—	(14,630)	(18,267)

Total non-operating (income) and expense	288,999	—	288,999	306,355

Income (loss) before income tax provision (benefit)	(3,916)	(20,644)	(24,560)	172,189
Income tax provision (benefit)	1,701	1,989	3,690	(4,481)

Net income (loss)	$(5,617)	$(22,633)	$(28,250)	$176,670

Net income (loss) per common unit:
Basic	$(0.02)	$(0.07)	$(0.09)	$0.70

Diluted	$(0.02)	$(0.07)	$(0.09)	$0.70

Weighted average common units outstanding:
Basic	302,412,870	302,412,870	302,412,870	251,508,322
Diluted	302,412,870	302,412,870	302,412,870	253,377,778

	March 31, 2020			March 31, 2019
	As Reported	Impacts from Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Assets
Current assets:
Cash and cash equivalents	$407,687	$—	$407,687	$47,718
Restricted cash	—	—	—	1,176
Accounts receivable, net of allowance for doubtful accounts	740,105	21,822	761,927	759,502
Contract assets	132,704	(132,704)	—	—
Prepaid expenses and other current assets	144,051	19,616	163,667	172,067

Total current assets	1,424,547	(91,266)	1,333,281	980,463
Property and equipment, net	150,000	—	150,000	197,263
Goodwill	3,288,765	—	3,288,765	3,284,266
Intangible assets, net	1,192,776	—	1,192,776	1,320,161
Other noncurrent assets, net	574,078	(52,889)	521,189	421,985

Total assets	$6,630,166	$(144,155)	$6,486,011	$6,204,138

Liabilities and members’ equity (deficit)
Current liabilities:
Drafts and accounts payable	$68,169	$—	$68,169	$98,550
Accrued expenses	379,700	—	379,700	316,179
Deferred revenues	439,364	38,043	477,407	437,636
Due to related parties, net	20,779	—	20,779	34,629
Current portion of long-term debt	278,779	—	278,779	2,789

Total current liabilities	1,186,791	38,043	1,224,834	889,783
Long-term debt, excluding current portion	4,762,832	—	4,762,832	5,787,150
Deferred income tax liabilities	109,144	—	109,144	106,099
Tax receivable agreement obligations to related parties	207,395	—	207,395	212,698
Other long-term liabilities	267,584	438	268,022	113,194
Commitments and contingencies
Members’ equity (deficit)	96,420	(182,636)	(86,216)	(904,786)

Total liabilities and members’ equity (deficit)	$6,630,166	$(144,155)	$6,486,011	$6,204,138

The adoption of the new standard had an immaterial impact on the Joint Venture’s consolidated statement of cash flows for the year ended March 31, 2020. See Note 3, Revenue Recognition for more information.

3. Revenue Recognition

The Joint Venture generates most of its solutions revenue by using technology solutions (generally Software as a Service (“SaaS”)) to provide services to its customers that automate and simplify business and administrative functions for payers, providers, pharmacies, and channel partners and through the licensing of software, software systems (consisting of software, hardware and maintenance support) and content.

As these financial statements include the recognition of revenue under ASC 606 for the year ended March 31, 2020, and under ASC 605 for the years ended March 31, 2019 and 2018, the Joint Venture has included accounting policies for both standards below.

ASC 606

The Joint Venture recognizes revenue when the customer obtains control of the good or service through the Joint Venture satisfying a performance obligation by transferring the promised good or service to the customer.

Principal Revenue Generating Products and Services

Content license subscriptions and time-based software - The Joint Venture’s content license subscriptions and time-based software arrangements provide a license to use a software for a specified period of time. At the end of the contractual period, the customer either renews the license for an additional term or ceases to use the software. Software licenses are typically delivered to the customer with functionality that the customer can benefit from the software on its own or together with readily available resources. As contracts for these solutions generally do not price individual components separately, the Joint Venture allocates the transaction price to the license and ongoing support performance obligations based on standalone selling price (“SSP”), primarily determined by historical value relationships between licenses and ongoing support and updates. Revenue allocated to content license subscriptions and time-based software license agreements is generally recognized at the point-in-time of delivery of the license or the content update upon transfer of control of the underlying license to the customer. Generally, software implementation fees are recognized over the implementation period through an input measure of progress method. Revenue allocated to maintenance and support is recognized ratably over the period covered by the agreements, as passage of time represents a faithful depiction of the transfer of these services. In some cases, software arrangements provide licenses to several software applications that are highly integrated with the implementation services and software updates and cannot function separately. The bundle is a single performance obligation since the individually promised goods and services are not distinct in the context of the contract because the related implementation services significantly modify and customize the software and the updates provided to the integrated software solution are critical to the software’s utility. The related revenue is recognized on a straight-line basis, ratably over the contractual term due to the frequency and criticality of the updates throughout the license period. Revenue for content license subscriptions and time-based software, which is included in solutions revenue, is generated by the Software and Analytics segment.

Contingent fee services - The Joint Venture provides services to customers in which the transaction price is contingent on future occurrences, such as savings generated or amounts collected on behalf of its customers through the delivery of its services. In some cases, the Joint Venture performs services in advance of invoicing the customer, thereby creating a contract asset. Revenue in these arrangements is estimated and constrained until the Joint Venture determines that it is probable a significant revenue reversal will not occur, and variable consideration is allocated to the performance obligation for which the Joint Venture earns a contingent fee. The Joint Venture uses the expected value method when estimating variable consideration, as the Joint Venture has a large number of contracts with similar characteristics and considers a portfolio of data from other similar contracts to form its estimate of expected value. Revenue for contingent fee services, which is included in solutions revenue, is generated by the Software and Analytics and Technology-Enabled Services segments.

Perpetual software licenses and software systems - The Joint Venture’s perpetual software arrangements provide a license for a customer to use software in perpetuity. Software licenses are typically delivered to the customer with functionality from which the customer can benefit from the license on its own or together with readily available resources. Perpetual software arrangements are recognized at the time of delivery or through an input measure of progress method over the installation period if the arrangements require significant production or modification or customization of the software. Contracts accounted for through an input measure of progress method are generally measured based on the ratio of labor hours incurred to date to total estimated labor hours to be incurred. Software implementation fees are recognized as the work is performed or under the input method for perpetual software. Hardware revenues are generally recognized upon delivery. Maintenance is recognized ratably over the term of the agreement as passage of time represents a faithful depiction of the transfer of these services. License, implementation, hardware and maintenance revenue for these arrangements, which is included in solutions revenue, is generated by the Software and Analytics segment.

Professional services - The Joint Venture provides training and consulting services to its customers, and the services may be fixed fee or time and materials based. Consulting services that fall outside of the standard implementation services vary depending on the scope and complexity of the service requested by the customer. Consulting services are deemed to be capable of being distinct from other products and services, and the services are satisfied either at a point of time or over time based on delivery and are recognized as solutions revenue in the Software and Analytics and Technology-Enabled Services segments. Training services are usually provided as an optional service to enhance the customer’s experience with a software product or provides additional education surrounding the general topic of the solution. Training services are capable of being distinct from other products and services. The Joint Venture treats training services as a distinct performance obligation, and they are satisfied at a point of time and recognized as solutions revenue in the Software and Analytics and Technology-Enabled Services segments.

Transaction processing services - The Joint Venture provides transaction processing (such as claims processing) services to hospitals, pharmacies and health systems via a cloud-based (SaaS) platform. The promised service is to stand ready to process transactions for our customers over the contractual period on an as needed basis. The revenue related to these services is recognized over time as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed. Revenue for these services is recognized as solutions revenue in the Software and Analytics, Network Solutions, and Technology-Enabled Services segments, with the exception of revenue related to postage that is generated through the delivery of certain of these services. Postage revenue is further discussed below and is separately presented on the statement of operations. Any fixed annual fees and implementation fees are recognized ratably over the contract period.

Hosted solutions and software as a service (“SaaS”) - The Joint Venture enters into arrangements whereby the Joint Venture provides the customer access to a Joint Venture-owned software solution, which are generally marketed under annual and multi-year arrangements. The customer is only provided “access” (not a license) to the software application. In these arrangements, the customer does not purchase equipment nor does the customer take physical possession of the software. The related revenue is recognized ratably over the contracted term. For fixed fee arrangements, revenue recognition begins after set-up and implementation are complete. For per-transaction fee arrangements, revenue is recognized as transactions are processed beginning on the service start date. Revenue for hosted solutions and SaaS, which is included in solutions revenue, is generated by the Software and Analytics, Network Solutions, and Technology-Enabled Services segments.

Contract Balances

The Joint Venture’s payment terms vary by customer and product type. For certain products or services, the Joint Venture requires upfront payments before control of the product or service has transferred to the customer. For other products and services, the Joint Venture invoices the customer in arrears after providing the products or services. In addition, for certain contingent fee services, customers are billed in arrears, typically based upon a percentage of collections the Joint Venture makes on the customer’s behalf.

Under the new revenue standard, the Joint Venture generally recognizes a contract asset when revenue is recognized in advance of invoicing on a customer contract, unless the right to payment for that revenue is unconditional (i.e. requiring no further performance and only the passage of time). If a right to payment is determined to meet the criteria to be considered ‘unconditional’, then the Joint Venture will recognize a receivable.

There were no impairment losses recognized on accounts receivable or contract assets during the year ended March 31, 2020.

The Joint Venture records deferred revenues when billings or payments are received from customers in advance of its performance. Deferred revenue is generally recognized when transfer of control to customers occurs. The deferred revenue balance is driven by multiple factors, including the frequency of renewals, invoice timing, and invoice duration. As of March 31, 2020, the Joint Venture expects 94% of the deferred revenue balance to be recognized in one year or less, and approximately $408,000 of the beginning period balance was recognized during fiscal year 2020.

Costs to Obtain or Fulfill a Contract

Sales commissions and certain other incentive payments (e.g., bonuses that are contingent solely on obtaining a contract or a pool of contracts) earned by the Joint Venture’s sales organization are capitalized as incremental costs to obtain a contract. The Joint Venture typically does not offer commissions on contract renewals. Decremented commissions upon renewal (i.e., non-commensurate with initial commissions) are offered to the Joint Venture’s sales associates for certain customers and are not material. Under ASC 606, all commissions and other qualifying incentive payments capitalized are amortized over an expected period of benefit defined as the initial contract term plus anticipated renewals. In contrast, under ASC 605 these capitalized costs were amortized over the specific revenue contract terms, which are typically 12 to 60 months. In making the significant judgment in determining the appropriate period of benefit, the Joint Venture evaluated both qualitative and quantitative factors such as the expected customer relationship period and technology obsolescence. In addition, prior to solution go-live, the Joint Venture incurs certain contract fulfillment costs primarily related to SaaS setup for our clients. These costs are capitalized to the extent they are directly related to a contract, are recoverable, and create a resource used to deliver the Joint Venture’s SaaS services. Capitalized costs to fulfill a contract are amortized over the expected period of benefit.

At March 31, 2020, the Joint Venture had capitalized costs to obtain a contract of $15,162 in prepaid and other current assets and $84,562 in other noncurrent assets. During the year ended March 31, 2020, the Joint Venture recognized $18,594 of amortization expense related to such capitalized costs, respectively, which is included in the sales, marketing, general and administrative expenses. At March 31, 2020, the Joint Venture had capitalized costs to fulfill a contract of $17,447 in prepaid and other current assets and $11,296 in other noncurrent assets. During the year ended March 31, 2020, the Joint Venture recognized $3,731 of amortization expense related to such capitalized costs, which is included in cost of operations.

Postage Revenues

Postage revenues are the result of providing delivery services to customers in the Joint Venture’s payment and communication solutions. Postage revenues are generally billed as a pass-through cost to the Joint Venture’s customers. The service is part of a combined performance obligation with the printing and handling services provided to the customer because the postage services are not distinct within the context of the contract. The Joint Venture presents Postage revenue separately from Solutions revenue on the consolidated statements of operations as doing so makes the financial statements more informative for the users. The revenue related to the combined performance obligation of the postage, printing, and handling service is recognized as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed.

Arrangements with Multiple Performance Obligations

The Joint Venture engages in customer arrangements which may include multiple performance obligations, such as any combination of software, hardware, implementation, SaaS-based offerings, consulting services, or maintenance services. For such arrangements, the Joint Venture allocates revenues to each performance obligation on a relative standalone selling price basis. For substantially all such arrangements, a performance obligation’s standalone selling price is determined based on the directly observable prices charged to customers. When directly observable prices charged to customers are not available, other methods are used such as the adjusted market assessment approach, the expected cost plus a margin approach, or other approaches in cases where distinct performance obligations are not sold separately but instead sold at a bundled price. For performance obligations with historical pricing that is highly variable, the residual approach is used. Such instances primarily relate to the Joint Venture’s perpetual software arrangements in which the Joint Venture sells the same products to different customers for a broad range of amounts.

Remaining Performance Obligations

The aggregate amount of transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) for executed contracts includes deferred revenue and other revenue yet to be recognized from non-cancellable contracts. As of March 31, 2020, the Joint Venture’s total remaining performance obligations approximated $1,498,000, of which approximately 49% is expected to be recognized over the next twelve months, and the remaining 51% thereafter.

In this balance, the Joint Venture does not include the value of unsatisfied performance obligations related to those contracts for which it recognizes revenue at the amount for which the Joint Venture has the right to invoice for services performed. Additionally, this balance does not include revenue related to performance obligations that are part of a contract with an original expected duration of one year or less. Lastly, this balance does not include variable consideration allocated to the individual goods or services in a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. Examples includes variable fees associated with transaction processing and contingent fee services.

Disaggregated Revenue

The Joint Venture disaggregates the revenue from contracts with customers by operating segment as it believes doing so best depicts how the nature, amount, timing and uncertainty of the Joint Venture’s revenue are affected by economic factors. See Note 26, Segment Reporting, for the total revenue disaggregated by operating segment for the years ended March 31, 2020, 2019 and 2018.

The Joint Venture’s total revenue by disaggregated revenue source was generally consistent for each reportable segment for the years ended March 31, 2020 and 2019.

In addition to disaggregating revenue by operating segment, the Joint Venture disaggregates revenue between revenue that is recognized over time and revenue that is recognized at a point in time. Approximately 96% of revenue was recognized over time and approximately 4% of revenue was recognized at a point in time for the year ended March 31, 2020.

Customer Incentives

Certain customers, which include the Joint Venture’s channel partners, may receive cash-based incentives or rebates based on actual sales and achievement of a cumulative level of sales, which are accounted for as variable consideration. The Joint Venture considers these amounts to be consideration payable to the customer, and therefore, the Joint Venture estimates these amounts based on the expected amount to be provided to customers and reduces the transaction price accordingly.

Practical Expedients and Exemptions

The Joint Venture has elected to utilize either the right to invoice practical expedient or the series-based variable consideration allocation framework for most transaction processing services not subject to contingencies. The Joint Venture also has elected to exclude sales taxes and other similar taxes from the measurement of the transaction price in contracts with customers. Therefore, revenue is recognized net of such taxes.

In certain customer arrangements with customers, the Joint Venture determined there are certain promised goods or services which are immaterial in the context of the contract from both a quantitative and qualitative perspective, and therefore, the goods and services are disregarded when assessing the performance obligations in the customer arrangement.

The Joint Venture has elected to apply the significant financing practical expedient, and as a result, the Joint Venture will not adjust the promised amount of consideration in a customer contract for the effects of a significant financing component when the period of time between when the Joint Venture transfers a promised good or service to a customer and when the customer pays for the good or service will be one year or less.

ASC 605

The Joint Venture generates most of its solutions revenue by using technology solutions (generally SaaS) to provide services to our customers that automate and simplify business and administrative functions for payers, providers and pharmacies and through the licensing of software, software systems (consisting of software, hardware and maintenance support) and content.

SaaS-based subscription, content licenses and transaction processing fees are generally marketed under annual and multi-year agreements and are recognized ratably over the contracted terms. Revenue recognition begins on the service start date for fixed fee arrangements, on delivery for content licenses, and recognized as transactions are performed beginning on the service start date for per-transaction fee arrangements. Remote processing service fees are recognized monthly as the service is performed. Revenue cycle management outsourcing service revenue is generally based on a percentage of collections by the Joint Venture’s customers and recognized in the same period as the collections occur. Revenue for certain services (including eligibility and enrollment services) are subject to customer acceptance or collection by the Joint Venture’s customer and revenue in such circumstances is recognized upon such customer acceptance or resolution of collection contingencies.

Software systems are marketed under information systems agreements as well as service agreements. Perpetual software arrangements are recognized at the time of delivery, under the percentage-of-completion method if the arrangements require significant production, modification or customization of the software, or in certain instances under the completed contract method if reasonable estimates cannot be made. Contracts accounted for under the percentage-of-completion method are generally measured based on the ratio of labor hours incurred to date to total estimated labor hours to be incurred. Changes in estimates to complete and revisions in overall profit estimates on these contracts are charged to earnings in the period in which they are determined. The Joint Venture accrues for contract losses if and when the current estimate of total contract costs exceeds total contract revenue. Software implementation fees are recognized as the work is performed or under the percentage-of-completion method for perpetual software. Hardware revenues are generally recognized upon delivery.

Revenue from time-based software license agreements is recognized ratably over the term of the agreement. Software implementation fees for time-based software licenses are recognized ratably over the software license term. Maintenance and support agreements are marketed under annual or multi-year agreements and are recognized ratably over the period covered by the agreements.

The Joint Venture records as revenue the gross amount it receives from customers for postage fees. Revenue is recorded on a gross basis because the Joint Venture is acting as a principal in the transaction as they establish pricing for such services, are the primary obligor to its customers and assume credit risk for amounts billed to its customers.

The Joint Venture excludes sales and use tax from revenue in the accompanying consolidated statements of operations.

The Joint Venture engages in multiple-element arrangements, which may contain any combination of software, hardware, implementation, SaaS-based offerings, consulting services or maintenance services. For multiple-element arrangements that do not include software, revenue is allocated to the separate elements based on their relative selling price and recognized in accordance with the revenue recognition criteria applicable to each element. Relative selling price is determined based on vendor specific objective evidence (“VSOE”) of selling price if available, third-party evidence (“TPE”), if VSOE of selling price is not available, or estimated selling price, if neither VSOE of selling price nor TPE is available. For multiple-element arrangements accounted for in accordance with specific software accounting guidance when some elements are delivered prior to others in an arrangement and VSOE of fair value exists for the undelivered elements, revenue for the delivered elements is recognized upon delivery of such items. The Joint Venture establishes VSOE for hardware and implementation and consulting services based on the price charged when sold separately, and for maintenance services based on substantive renewal rates offered to customers. Revenue for the software element is recognized under the residual method only when fair value has been established for all of the undelivered elements in an arrangement. If fair value cannot be established for any undelivered element, all of the arrangement’s revenue is deferred until the delivery of the last element commences or until the fair value of the undelivered element is determinable. For multiple-element arrangements with both software elements and nonsoftware elements, arrangement consideration is allocated between the software elements as a whole and nonsoftware elements. The Joint Venture then further allocates consideration to the individual elements within the software group, and revenue is recognized for all elements under the applicable accounting guidance and our policies described above. Cash receipts or billings in advance of revenue recognition are recorded as deferred revenues in the accompanying consolidated balance sheets.

4. Concentration of Credit Risk

The Joint Venture’s revenue and accounts receivable are primarily generated by customers in the healthcare provider sector in the U.S. Changes in economic conditions, government regulations or demographic trends, among other matters, in the U.S. could adversely affect the Joint Venture’s revenue and results of operations.

5. Dispositions

Sale of Extended Care Business

In July 2018, certain affiliates of the Joint Venture sold all of the membership interests of Barista Operations, LLC (the “Extended Care Business”) (a component of the software and analytics reportable segment) for net cash proceeds of $159,871, subject to certain post-closing adjustments, including for working capital. The Joint Venture recognized a gain of $111,435 on this disposal transaction which has been separately classified on the face of the accompanying consolidated statements of operations.

6.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets generally includes items for which the Joint Venture has paid the related vendor or supplier in advance of receiving the related service. Prepaid expenses and other current assets at March 31, 2020 and 2019, consisted of the following:

	March 31, 2020	March 31, 2019
Prepaid expenses	$73,363	$112,550
Other current assets	70,688	59,517

Total prepaid expenses and other current assets	$144,051	$172,067

7. Property and Equipment

Property and equipment as of March 31, 2020 and 2019, consisted of the following:

	March 31, 2020	March 31, 2019
Land	$406	7,638
Buildings and leasehold improvements	92,737	143,502
Computer equipment	271,138	241,060
Production equipment	31,867	27,780
Office equipment, furniture and fixtures	59,473	67,957
Construction in process	13,994	49,523

Total	469,615	537,460
Less accumulated depreciation	(319,615)	(340,197)

Property and equipment, net	$150,000	197,263

Depreciation expense was $55,740, $45,034 and $39,855 for the years ended March 31, 2020, 2019 and 2018, respectively.

8. Goodwill and Intangible Assets

The Joint Venture assesses its goodwill for impairment annually (as of January 1 of each year) or whenever significant indicators of impairment are present. The Joint Venture recognized no impairment in conjunction with its most recent goodwill impairment analysis.

The following table presents the changes in the carrying amount of goodwill for the indicated periods:

	Software and Analytics	Network Solutions	Technology-Enabled Services	Total
Balance at March 31, 2018	$1,914,396	$908,192	$522,245	$3,344,833
Dispositions	(50,535)	—	—	(50,535)
Effects of foreign currency	(6,672)	(117)	—	(6,789)
Reclassification	85,000	(85,000)	—	—
Other	(5,793)	2,550	—	(3,243)

Balance at March 31, 2019	$1,936,396	$825,625	$522,245	$3,284,266

Acquisitions	—	—	7,097	7,097
Effects of foreign currency	(2,598)	—	—	(2,598)

Reclassification	(12,543)	(11,014)	23,557	—

Balance at March 31, 2020	$1,921,255	$814,611	$552,899	$3,288,765

See Note 26 for a description of the business reorganizations that resulted in the reclassifications in the above table.

Intangible assets subject to amortization at March 31, 2020 consisted of the following:

	Weighted Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	10.9	$2,258,101	$(1,104,529)	$1,153,572
Technology-based intangible assets	4.2	346,056	(318,204)	27,852
Tradenames and other	10.9	61,340	(49,988)	11,352

Total		$2,665,497	$(1,472,721)	$1,192,776

Intangible assets subject to amortization as of March 31, 2019 consisted of the following:

	Weighted Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	8.1	$2,248,409	$(985,097)	$1,263,312
Technology-based intangible assets	4.6	348,491	(307,916)	40,575
Tradename and other	9.3	39,753	(23,479)	16,274

Total		$2,636,653	$(1,316,492)	$1,320,161

Amortization expense was $139,875, $146,549 and $174,119 for the years ended March 31, 2020, 2019 and 2018, respectively.

Aggregate future amortization expense for intangible assets is estimated to be:

2020	$133,815
2021	121,294
2022	113,267
2023	109,635
2024	102,386
Thereafter	612,379

$1,192,776

9. Other Noncurrent Assets, Net

Other noncurrent assets, net as of March 31, 2020 and 2019 consisted of the following:

	March 31, 2020	March 31, 2019
Capitalized software developed for internal use, net	$342,899	$246,557
Other noncurrent assets	231,179	175,428

Total other noncurrent assets	$574,078	$421,985

Amortization expense for capitalized software developed for internal use was $120,331, $86,437 and $64,389 for the years ended March 31, 2020, 2019 and 2018, respectively. Capitalized software developed for internal use, net included accumulated amortization expense of $494,833 and $380,007 as of March 31, 2020 and 2019, respectively.

Changes in the carrying amount of capitalized software developed for sale, net, which is included in Other noncurrent assets, net in the accompanying consolidated balance sheet, were as follows:

	March 31, 2020	March 31, 2019
Balance at beginning of period	$44,115	$48,826
Amounts capitalized	16,539	14,771
Amortization expense	(14,415)	(14,674)
Disposal of Extended Care Business	—	(4,077)
Other	(229)	(731)

Balance at end of year	$46,010	$44,115

10. Accrued Expenses

Accrued expenses generally represent items for which the Joint Venture has received a service from a vendor in advance of being invoiced for that service. Accrued expenses as of March 31, 2020 and 2019 consisted of the following:

	March 31, 2020	March 31, 2019
Customer deposits	$37,357	$43,359
Accrued compensation	113,959	107,949
Accrued outside services	28,617	28,933
Accrued insurance	14,293	15,928
Accrued income, sales and other taxes	14,109	21,823
Accrued interest	5,892	7,071
Interest rate cap agreements	28,131	2,160
Pass-through payments	29,518	7,873
Other accrued liabilities	107,824	81,083

Total	$379,700	$316,179

11. Long-Term Debt

The Joint Venture’s long-term indebtedness is comprised of a senior secured term loan facility (the “Term Loan Facility”), a revolving credit facility (the “Revolving Facility”; together with the Term Loan Facility, the “Senior Credit Facilities”), and 5.75% senior notes due 2025 (the “Senior Notes”).

Long-term debt as of March 31, 2020 and 2019, consisted of the following:

	March 31, 2020	March 31, 2019
Senior Credit Facilities
$5,100 million Term Loan Facility, due March 1, 2024, net of unamortized discount of $57,976 and $91,905 at March 31, 2020 and March 31, 2019, respectively (effective interest rate of 5.33%)	$3,750,274	$4,804,905
$785 million Revolving Facility, expiring July 3, 2024, and bearing interest at a variable interest rate	250,000	—
Senior Notes
$1,000 million 5.75% Senior Notes due March 1, 2025, net of unamortized discount of $17,190 and $20,095 at March 31, 2020 and March 31, 2019, respectively (effective interest rate of 6.16%)	982,810	979,905
Tangible Equity Unit Senior Amortizing Note
$47 million Senior Amortizing Notes due June 30, 2022, net of unamortized discount of $1,159 and $0 at March 31, 2020 and March 31, 2019, respectively (effective interest rate of 8.27%)	35,114	—
Other	23,413	5,129
Less current portion	(278,779)	(2,789)

Long-term debt	$4,762,832	$5,787,150

Senior Credit Facilities

The Senior Credit Facilities provide the Joint Venture with the right at any time to request additional term loan tranches and/or term loan increases, increases in the revolving commitments and/or additional revolving credit facilities up to the sum of (i) (a) the greater of (I) $1,080.0 million and (II) an amount equal to 100.0% of EBITDA for the most recently ended four consecutive fiscal quarter period in respect of which financial statements are available, plus (b) certain voluntary prepayments, repurchases, redemptions and other retirements of indebtedness and commitments under our Senior Credit Facilities, incremental equivalent debt, and refinancings thereof, plus (ii) an additional aggregate amount such that, after giving pro forma effect to such incurrence, (x) if such additional amounts are secured on a pari passu basis with the first lien obligations under our Senior Credit Facilities, our consolidated first lien net leverage ratio does not exceed 4.90 to 1.00, (y) if such additional amounts are secured on a junior lien basis to the first lien obligations under our Senior Credit Facilities, our consolidated secured net leverage ratio does not exceed 5.75 to 1.00 and (z) if such additional amounts are unsecured, either (I) our consolidated total net leverage ratio does not exceed 6.00 to 1.00 or (II) the Joint Venture could incur at least $1.00 of additional indebtedness under a consolidated interest coverage ratio test under our Senior Credit Facilities of 2.00 to 1.00. The lenders under the Senior Credit Facilities will not be under any obligation to provide any such incremental commitments or loans, which are uncommitted, and any such addition of or increase in commitments or loans will be subject to obtaining commitments and certain customary conditions precedent set forth in the Joint Venture’s Senior Credit Facilities.

Borrowings under the Senior Credit Facilities bear interest at a rate equal to, at the Joint Venture’s option, either (i) LIBOR for the relevant interest period, adjusted for statutory reserve requirements (which is subject, solely in the case of the Term Loan Facility, to a floor of 1.00% per annum and, solely in the case of the Revolving Facility, to a floor of 0.00% per annum), plus an applicable margin or (ii) a base rate equal to the highest of (a) the rate of interest in effect as publicly announced by the administrative agent as its prime rate, (b) the federal funds effective rate plus 0.50% and (c) adjusted LIBOR for an interest period of one month plus 1.00% (which may be subject, solely in the case of the Term Loan Facility, to a floor of 2.00% per annum), in each case, plus an applicable margin. The applicable margin for loans under the Revolving Facility is subject to reduction after the completion of the Joint Venture’s first full fiscal quarter after the closing of its Senior Credit Facilities based upon its consolidated first lien net leverage ratio as well as following a Qualified IPO.

In July 2019, the Joint Venture amended its Revolving Facility, primarily to increase the capacity from $500,000 to $785,000 and to extend the maturity date to July 2, 2024. However, in the event the Term Loan Facility exceeds $1,100,000 on December 1, 2023, amounts due, if any, under the Revolving Facility become due and payable on December 1, 2023.

In March 2020, the Joint Venture borrowed $250,000 on the Revolving Facility. The borrowings are classified as short-term based on the anticipated repayment date. The Revolving Facility has a total borrowing capacity of $785,000 less outstanding letters of credit which totaled $5,118 and $4,880 at March 31, 2020 and 2019, respectively. This leaves $529,882 and $495,120 available for borrowing as of March 31, 2020 and 2019, respectively. As the borrowings under the Revolving Facility are less than 35% of the total borrowing capacity, no evaluation of the first lien net leverage ratio is required. The interest rate on the borrowings is one-month LIBOR plus 2.25%.

In addition to paying interest on outstanding principal under the Senior Credit Facilities, the Joint Venture is required to pay a commitment fee of 0.375% per annum to the lenders under the Revolving Facility in respect of the unutilized commitments thereunder. The Joint Venture must also pay customary letter of credit fees and an annual administrative agency fee.

The Senior Credit Facilities requires the Joint Venture to prepay outstanding term loans, subject to certain exceptions, with:

•

50% of the Parent Borrower’s (as defined in the Senior Credit Facilities) annual Excess Cash Flow (as defined in the Senior Credit Facilities) commencing with the first full fiscal year completed after the closing of the Senior Credit Facilities (which percentage will be reduced to 25% and 0% if the Joint Venture achieves and maintain (as of the end of the applicable fiscal year) specified consolidated first lien net leverage ratios), subject to certain credits and exceptions;

•

100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property, including insurance condemnation proceeds (which percentage will be reduced to 50%, 25% and 0% if the Joint Venture achieves and maintain specified consolidated first lien net leverage ratios), subject to certain exceptions, in excess of a minimum amount threshold set forth in the Senior Credit Facilities and subject to our right to reinvest the proceeds within a time period set forth in the Senior Credit Facilities; and

•

100% of the net cash proceeds of any incurrence of debt by the borrowers or their restricted subsidiaries, other than proceeds from debt permitted to be incurred by the terms of the Senior Credit Facilities.

The foregoing mandatory prepayments will be applied, subject to certain exceptions, to the term loans outstanding under the Senior Credit Facilities then outstanding as directed by the Parent Borrower.

The Joint Venture may voluntarily, in minimum amounts set forth in the Senior Credit Facilities, repay outstanding loans or reduce outstanding commitments under the Senior Credit Facilities at any time without premium or penalty, subject to reimbursements of the lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings prior to the last day of the relevant interest period. The foregoing voluntary prepayments may be applied to the scheduled installments of principal of the Term Loan Facility in such order as the Parent Borrower shall direct and applied to any class of loans under the Senior Credit Facilities as the Parent Borrower shall direct.

The Term Loan Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 1.00% of the principal amount of the Term Loan Facility outstanding as of the date of the closing of the Senior Credit Facilities, with the balance being payable at maturity. Principal amounts outstanding under the Revolving Facility are due and payable in full at maturity.

All obligations of the borrowers under the Senior Credit Facilities and under any swap agreements and cash management arrangements that are entered into by the borrowers or any of their restricted subsidiaries and that, in either case, are provided by any agent or lender party to the Senior Credit Facilities or any of their respective affiliates, are unconditionally guaranteed by all material wholly owned direct and indirect domestic restricted subsidiaries of the borrowers and by the direct parent of the Parent Borrower, with customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in adverse tax consequences.

All obligations of the borrowers under the Senior Credit Facilities and under any swap agreements and cash management arrangements that are entered into by the borrowers or any of their restricted subsidiaries and that, in either case, are provided by any lender or agent party to the Senior Credit Facilities or any of their respective affiliates, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by substantially all of the assets of the borrowers and each guarantor, including but not limited to: (i) a perfected pledge of all of the capital stock issued by the parent borrower and each direct wholly owned domestic restricted subsidiary of the borrowers or any subsidiary guarantor (subject to certain exceptions) and up to 65% of the capital stock issued and outstanding by each direct wholly owned foreign restricted subsidiary of the borrowers or any subsidiary guarantor (subject to certain exceptions) and (ii) perfected security interests in and mortgages on substantially all tangible and intangible personal property and material owned real property of the borrowers and the subsidiary guarantors (subject to certain exceptions and exclusions).

The Senior Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Joint Venture’s ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	create or incur liens;

•	engage in mergers or consolidations;

•	sell, transfer or otherwise dispose of assets;

•	make investments, acquisitions, loans or advances;

•	pay dividends and distributions or repurchase our capital stock;

•	prepay redeem, or repurchase any subordinated indebtedness;

•

enter into agreements which limit the Joint Venture’s ability to incur liens on our assets for the benefit of the Senior Credit Facilities or that restrict the ability of non-guarantor restricted subsidiaries to pay dividends or make other payments to the Joint Venture;

•	enter into certain transactions with our affiliates; and

•	change the passive holding company status of the direct parent of the Parent Borrower.

In addition, with respect to the Revolving Facility, the documentation governing the Senior Credit Facilities requires the Joint Venture to maintain, as of the last day of each four fiscal quarter period, a maximum consolidated first lien net leverage ratio only if, as of the last day of any fiscal quarter, revolving loans under the Revolving Facility (including swing-line loans, but excluding undrawn letters of credit up to $100.0 million and other letters of credit that have been cash-collateralized or otherwise backstopped) are outstanding in an aggregate amount greater than 35% of the total commitments under the Revolving Facility at such time. The financial maintenance covenant is subject to customary equity cure rights and may be amended or waived with the consent of the lenders holding a majority of the commitments under the Revolving Facility. The Senior Credit Facilities will also contain, in addition to the negative covenants described above, certain customary affirmative covenants and events of default, including upon a change of control.

As of March 31, 2020, the Joint Venture was in compliance with all of the applicable covenants under the Senior Credit Facilities.

Senior Notes

The Senior Notes bear interest at an annual rate of 5.75% with interest payable semi-annually on March 1 and September 1 of each year and mature on March 1, 2025.

The Joint Venture may redeem the Senior Notes, in whole or in part, at any time on or after March 1, 2020 at the applicable redemption price, plus accrued and unpaid interest.

At any time prior to March 1, 2020, the Joint Venture may, at its option and on one or more occasions, redeem up to 40% of the aggregate principal amount of the Senior Notes at a redemption price equal to 105.75% of the aggregate principal amount, plus accrued and unpaid interest, with the net cash proceeds of certain equity offerings. At any time prior to March 1, 2020, the Joint Venture may redeem the Senior Notes, in whole or in part, at its option and on one or more occasions, at a redemption price equal to 100% of the principal amount, plus an “applicable premium”, as defined in the governing Senior Credit Facilities, and accrued and unpaid interest.

If the Joint Venture experiences specific kinds of changes in control, it must offer to purchase the Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The Senior Notes are senior unsecured obligations and rank equally in right of payment with all of the Joint Venture’s existing and future indebtedness and senior in right of payment to all of its existing and future subordinated indebtedness. The Joint Venture’s obligations under the Senior Notes are guaranteed on a senior basis by all of its existing and subsequently acquired or organized wholly-owned U.S. restricted subsidiaries that guarantee the Senior Credit Facilities. The Senior Notes and the related guarantees are effectively subordinated to the Joint Venture’s existing and future secured obligations and that of its affiliate guarantors to the extent of the value of the collateral securing such obligations, and are structurally subordinated to all existing and future indebtedness and other liabilities of any of the Joint Venture’s subsidiaries that do not guarantee the Senior Notes.

The indenture governing the Senior Notes (the “Indenture”) contains customary covenants that restrict the ability of the Joint Venture and its restricted subsidiaries, subject to certain exceptions, to:

•	pay dividends on capital stock or redeem, repurchase or retire capital stock of the Joint Venture;

•	incur additional indebtedness or issue certain capital stock;

•	incur certain liens;

•	make investments, loans, advances and acquisitions;

•	consolidate, merge or transfer all or substantially all of their assets and the assets of their subsidiaries;

•	prepay subordinated debt;

•	engage in certain transactions with affiliates; and

•	enter into agreements restricting the subsidiaries’ ability to pay dividends.

The Indenture also contains certain customary affirmative covenants and events of default.

As of March 31, 2020, the Joint Venture was in compliance with all of the applicable covenants under the Senior Notes.

TEU Senior Amortizing Note

Upon completion of its offering of 5,750,000 TEUs in July 2019, Change Healthcare Inc. invested the net proceeds of each TEU in a unit purchase contract and a debt instrument of the Joint Venture on terms that substantially mirror the economics of the TEUs. Under these mirrored arrangements, the Joint Venture is required to make cash payments or to transfer LLC Units to Change Healthcare Inc. concurrent with any cash payments or issuance of shares by Change Healthcare Inc. pursuant to the terms of its TEUs. With respect to the mirrored debt arrangement, the Joint Venture agreed to pay Change Healthcare Inc. an aggregate principal amount of $47,367 in quarterly installments of principal and interest (5.5% per year) on March 30, June 30, September 30, and December 30 of each year through June 30, 2022. Such amounts have been classified with debt on the accompanying consolidated balance sheets. See Note 23.

Other

From time to time, the Joint Venture enters into deferred financing arrangements with certain vendors. The obligations under such arrangements are recorded at the present value of the scheduled payments. Such future payments totaled approximately $21,454 at March 31, 2020.

Aggregate Future Maturities

The aggregate amounts of future maturities under long-term debt arrangements are as follows:

2021	$278,778
2022	25,432
2023	4,658
2024	3,808,682
2025	1,000,382
Thereafter	—

$5,117,932

12. Interest Rate Cap Agreements

Risk Management Objective of Using Derivatives

The Joint Venture is exposed to certain risks arising from both its business operations and economic conditions. The Joint Venture principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Joint Venture manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Joint Venture enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Joint Venture’s derivative financial instruments are used to manage differences in the amount, timing and duration of the Joint Venture’s known or expected cash receipts and its known or expected cash payments principally related to the Joint Venture’s borrowings.

Cash Flow Hedges of Interest Rate Risk

The Joint Venture’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Joint Venture primarily uses interest rate cap agreements as part of its interest rate risk management strategy.

In March 2016 and 2017, Legacy CHC and the Joint Venture, respectively, executed annuitized interest rate cap agreements with a combined notional amount of $650,000 and $750,000, respectively, to limit the exposure of the variable component of interest rates under the then existing term loan facility or future variable rate indebtedness. Each began March 31, 2017 and expired March 31, 2020.

In August 2018, the Joint Venture executed additional annuitized interest rate cap agreements with notional amounts of $500,000, accreting to $1,500,000, to limit the exposure of the variable component of interest rates under the term loan facility or future variable rate indebtedness to a maximum of 1.0%. The interest rate cap agreements became effective August 31, 2018, accreted to $1,500,000 in March 2020, and expires December 31, 2021.

In March 2020, the Joint Venture executed additional annuitized interest rate cap agreements with notional amounts totaling $1,000,000, to limit the exposure of the variable component of interest rates under the term loan facility or future variable rate indebtedness to a maximum of 1.0%. Each interest rate cap agreement became effective March 31, 2020 and expires March 31, 2024.

As of March 31, 2020, each of the Joint Venture’s outstanding interest rate cap agreements was designated as a cash flow hedge of interest rate risk and was determined to be highly effective.

Following the adoption of ASU 2017-12, all changes in the fair value of derivatives designated and that qualify as cash flow hedges are recorded in accumulated other comprehensive income and are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Joint Venture’s variable-rate debt. During the twelve months subsequent to March 31, 2020, the Joint Venture estimates that $27,840 will be reclassified as an increase to interest expense.

The following table summarizes the fair value of the Joint Venture’s derivative instruments at March 31, 2020 and 2019

	Fair Values of Derivative Financial Instruments Asset (Liability)
Derivative financial instruments designated as hedging instruments:	Balance Sheet Location	March 31, 2020	March 31, 2019
Interest rate cap agreements	Prepaid and other current assets	$—	$8,766
Interest rate cap agreements	Accrued expenses	(28,131)	(2,160)
Interest rate cap agreements	Other long-term liabilities	(19,277)	(16,846)

		$(47,408)	$(10,240)

Tabular Disclosure of the Effect of Derivative Instruments on the Statement of Operations

The effect of the derivative instruments on the accompanying consolidated statements of operations for the years ended March 31, 2020, 2019 and 2018, is summarized in the following table:

	Year Ended March 31, 2020	Year Ended March 31, 2019	Year Ended March 31, 2018
Derivative financial instruments in cash flow hedging relationships:
Gain/ (loss) related to derivative financial instruments recognized in other comprehensive income (loss)	$(36,385)	$(19,975)	$10,604

Gain/ (loss) related to effective portion of derivative financial instruments reclassified from accumulated other comprehensive income (loss) to interest expense	$5,350	$(5,925)	$1,110

Gain/ (loss) related to ineffective portion of derivative financial instruments recognized in interest expense	$—	$—	$1,073

Credit Risk-related Contingent Features

The Joint Venture has agreements with each of its derivative counterparties that contain a provision where if the Joint Venture defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Joint Venture also could be declared in default on its derivative obligations.

As of March 31, 2020, the termination value of derivative financial instruments in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, was $51,020. If the Joint Venture had breached any of these provisions at March 31, 2020, the Joint Venture could have been required to settle its obligations under the agreements at this termination value. The Joint Venture does not offset any derivative financial instruments, and the derivative financial instruments are not subject to collateral posting requirements.

13. Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Joint Venture’s assets and liabilities that are measured at fair value on a recurring basis consist of the Joint Venture’s derivative financial instruments and contingent consideration obligations. The tables below summarize these items as of March 31, 2020 and 2019, aggregated by the level in the fair value hierarchy within which those measurements fall.

Description	Balance at March 31, 2020	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate cap agreements	$(47,408)	$—	$(47,408)	$—
Contingent consideration obligation	(3,000)	—	—	(3,000)

Total	$(50,408)	$—	$(47,408)	$(3,000)

Description	Balance at March 31, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate cap agreements	$(10,240)	$—	$(10,240)	$—
Contingent consideration obligation	(3,091)	—	—	(3,091)

Total	$(13,331)	$—	$(10,240)	$(3,091)

The valuation of the Joint Venture’s derivative financial instruments is determined using widely accepted valuation techniques, including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair value of the interest rate cap agreements is determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments) using the overnight index swap rate as the discount rate.

The Joint Venture incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Joint Venture has considered the impact of netting and any applicable credit enhancements and measures the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Joint Venture has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs to evaluate the likelihood of default by itself and by its counterparties. As of March 31, 2020, the Joint Venture determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Joint Venture determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of the Joint Venture’s contingent consideration was determined using a discounted cash flow method that involved a Monte Carlo simulation. This analysis reflects the contractual terms of the purchase agreements (e.g., minimum and maximum payments, length of earn-out periods, manner of calculating any amounts due, etc.) and utilizes assumptions with regard to future cash flows that were determined using a Monte Carlo simulation which were then discounted to present value using an appropriate discount rate. Significant increases with respect to assumptions as to future revenue would have resulted in a higher fair value measurement while an increase in the discount rate would have resulted in a lower fair value measurement.

The table below presents a reconciliation of the fair value of the liabilities that use significant unobservable inputs (Level 3):

	Year Ended March 31, 2020	Year Ended March 31, 2019	Year Ended March 31, 2018
Balance at beginning of period	$(3,091)	$(4,000)	$—
Adjustment of provisional amounts	—	100	—
Issuance of contingent consideration	—	—	(4,000)
Gain/ (loss) included in contingent consideration	91	809	—

Balance at end of period	$(3,000)	$(3,091)	$(4,000)

Assets and Liabilities Measured at Fair Value upon Initial Recognition

The carrying amount and the estimated fair value of financial instruments held by the Joint Venture as of March 31, 2020 and 2019, were:

	March 31, 2020		March 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$407,687	$407,687	$47,718	$47,718
Accounts receivable	$740,105	$740,105	$759,502	$759,502
Senior Credit Facilities (Level 2)	$3,750,274	$3,452,687	$4,804,905	$4,834,800
Senior Notes (Level 2)	$982,810	$950,000	$979,905	$990,000
Debt component of tangible equity units (Level 2)	$35,114	$34,806	$—	$—

The carrying amounts of cash equivalents and accounts receivable approximate fair value because of their short-term maturities. The fair value of long-term debt is based upon market quotes and trades by investors in partial interests of these instruments.

Investments in Businesses

In December 2018, the Joint Venture purchased $15,000 of preferred shares of a health care company and $500 of shares in a related company holding certain intellectual property, each of which is classified within Other noncurrent assets, net on the accompanying consolidated balance sheets. Because this investment has no readily determinable fair value, the Joint Venture measures this investment at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

14. Commitments

Lease Commitments

The Joint Venture recognizes lease expense on a straight-line basis, including predetermined fixed escalations, over the initial lease term including reasonably assured renewal periods from the time that the Joint Venture controls the leased property.

The Joint Venture leases its offices and other facilities under operating lease agreements that expire at various dates through 2029. Future minimum lease commitments under these non-cancellable lease agreements as of March 31, 2020 were as follows:

2021	$40,476
2022	34,750
2023	23,761
2024	15,393
2025	10,780
Thereafter	15,850

Total minimum lease payments	$141,010

The Joint Venture expects to receive $1,562 of minimum rentals in the future under noncancelable subleases as of March 31, 2020. Total rent expense for all operating leases was $48,257, $49,357 and $54,367 for the years ended March 31, 2020, 2019 and 2018, respectively.

Other Commitments

In February 2018, the Joint Venture, through one of its wholly-owned subsidiaries, entered into an Amended and Restated Master Services Agreement (the “Agreement”) with Wipro, LLC and Wipro Limited (jointly, “Wipro”). The term of the Agreement is ten years, with the Joint Venture having three one-year renewal options. The Joint Venture initially committed to purchase services from Wipro through the initial ten-year term of the Agreement (the “Minimum Commitment”) in an aggregate amount of $1 billion; the Minimum Commitment was subsequently adjusted in March 2020 to $975 million. Under the Agreement, Wipro will globally provide the Joint Venture with professional services for information technology (including infrastructure, application development and maintenance), business process outsourcing, call center services and similar services. As the Joint Venture orders specific services under the Agreement the parties will execute Statements of Work describing the specific scope of the services to be performed by Wipro. The amount of the Minimum Commitment may be reduced on the occurrence of certain events, some of which also provide the Joint Venture the right to terminate the Agreement. If the Joint Venture has not fully satisfied the Minimum Commitment (as reduced) by the end of the initial ten-year term, it is required to pay Wipro 25% of the shortfall.

In connection with the Agreement, the Joint Venture expects to incur significant severance costs related to the transition of services currently performed by the Joint Venture to Wipro. However, pending execution of future Statements of Work, the Joint Venture cannot reliably estimate the timing or amount of such future severance costs. Accordingly, the Joint Venture’s balance sheet reflects no accrual for such costs associated with the Agreement.

15. Legal Proceedings

In addition to commitments and obligations in the ordinary course of business, the Joint Venture is subject to various claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of its business.

Government Subpoenas and Investigations

From time to time, the Joint Venture receives subpoenas or requests for information from various government agencies. The Joint Venture generally responds to such subpoenas and requests in a cooperative, thorough and timely manner. These responses sometimes require time and effort and can result in considerable costs being incurred by the Joint Venture. Such subpoenas and requests also can lead to the assertion of claims or the commencement of civil or criminal legal proceedings against the Joint Venture and other members of the health care industry, as well as to settlements.

Other Matters

Additionally, in the normal course of business, the Joint Venture is involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Joint Venture does not believe that it is reasonably possible that their outcomes will have a material adverse effect on the Joint Venture’s consolidated financial position, results of operations or liquidity.

16. Members’ Equity (Deficit)

The Third Amended and Restated Limited Liability Joint Venture Agreement of the Joint Venture entered into at the time of the Transactions among the McKesson Members (as defined in the LLC Agreement), the Joint Venture, certain subsidiaries of the Joint Venture and Change Healthcare Inc. (the “LLC Agreement”) governs the rights and obligations of the McKesson Members and Change Healthcare Inc. in their roles as members of Joint Venture and owners of the Units (as defined in the LLC Agreement).

Qualified Initial Public Offering

Pursuant to the LLC Agreement, the parties agreed to cooperate in good faith and use their reasonable best efforts to consummate a qualified initial public offering (“Qualified IPO”) in accordance with certain requirements in the LLC Agreement. The Qualified IPO was completed in the year ended March 31, 2020, as described in Note 1.

McKesson Qualified Exit

On March 10, 2020, the McKesson completed the previously announced separation of its interest in the Joint Venture. The separation was affected through the split-off of SpinCo to certain of McKesson’s stockholders through an exchange offer (“Split-off”), followed by the merger of SpinCo with and into Change Healthcare Inc., with Change Healthcare Inc. surviving the Merger.

Board

Except as expressly provided in the LLC Agreement, the management of the business and affairs of the Joint Venture are vested in a board of directors (the “Board”) comprised of not more than ten members. Each of the McKesson Members, on the one hand, and Change Healthcare Inc., on the other hand, is entitled to designate up to four directors of the Board, of whom three directors may be employees or affiliates of the designating member, and one director may not be an employee or affiliate of the designating member and must otherwise be independent of the Joint Venture. The ninth director on the Board will be the Joint Venture’s chief executive officer and the tenth director on the Board will be an independent director that is mutually designated by the McKesson Members and Change Healthcare Inc. The number of Board designees of the McKesson Members and Change Healthcare Inc. is subject to reduction based on the Units ownership level of the corresponding Joint Venture member. Neither the McKesson Members nor Change Healthcare Inc. shall have the right to designate any directors to the Board once their respective ownership of Units drops below 10% of the Units then outstanding. Effective as of the time of the Merger, the McKesson Members resigned from the Board and the Board is comprised of eight members as of March 31, 2020.

Approval Rights of the Members

Pursuant to the LLC Agreement, certain actions by the Joint Venture required the prior written consent of both the McKesson Members and Change Healthcare Inc. prior to the Merger. These matters included, without limitation: (i) materially changing the line of business of the Joint Venture; (ii) the appointment, removal or replacement of the Joint Venture’s chief executive officer or chairman of the Board; (iii) approving the Joint Venture’s annual operating plan and budget; (iv) entering into certain material agreements, including affiliate transactions (subject to certain exceptions); (v) declaring or paying any dividend, redeeming or repurchasing equity securities or issuing or authorizing the issuance of equity securities of the Joint Venture; (vi) incurring indebtedness (subject to certain exceptions); (vii) a change of control of the Joint Venture, or the sale, lease or disposal of assets of the Joint Venture outside the ordinary course of business (other than expressly permitted by the LLC Agreement including pursuant to drag along rights set forth therein); (viii) any initial public offering, other than a Qualified IPO (as defined below); (ix) terminating, liquidating or dissolving the Joint Venture; and (x) any amendment to, modification of, or waiver under the Contribution Agreement or the Transaction Documents (as defined in the LLC Agreement) by the Joint Venture. The foregoing approval rights of the members of the Joint Venture terminate, as to each of the McKesson Members and Change Healthcare Inc., at such time as the McKesson Members (together with their permitted transferees) no longer own, directly or indirectly, 10% or more of the Units initially held by the McKesson Members (directly or indirectly through ownership of common stock of Change Healthcare Inc.). Following the Merger, McKesson no longer owns Units of the Joint Venture, thereby terminating the foregoing approval.

Special Allocations

Generally, pursuant to the LLC Agreement, the profits and losses of the Joint Venture will be allocated among the members of Parent in proportion to the number of Units held by them. However, depreciation and amortization expenses related to certain assets transferred to the Joint Venture by one of the McKesson Members at the time of the Transactions, as well as associated income tax deductions, will be allocated solely to the McKesson Member that transferred the applicable asset to the Joint Venture at the time of the Transactions.

Liability

Pursuant to the LLC Agreement, the debts, obligations and liabilities of the Joint Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Joint Venture, and no Member, director or Joint Venture officer shall be obligated personally for any such debt, obligation or liability of the Joint Venture or for any losses of the Joint Venture solely by reason of being a Member or acting as a director or Joint Venture officer.

17. Incentive Compensation Plans

In connection with the Transactions, Change Healthcare Inc. assumed the Legacy CHC Equity Plan and amended it as the Equity Plan. Pursuant to the Equity Plan, 37.9 million shares of Change Healthcare Inc.’s common stock have been reserved for the issuance of equity awards to employees, directors and consultants of the Joint Venture and its affiliates.

Change Healthcare Inc. grants equity-based awards of Change Healthcare Inc. common stock to certain employees, officers and directors of Change Healthcare Inc., eRx Network and the Joint Venture under terms of awards that are described below. Grants under the Equity Plan consist of one or a combination of time-vested and/or performance-based awards. In most circumstances, the shares issued upon exercise of the equity awards are subject to certain call rights by Change Healthcare Inc. in the event of termination of service of an award holder and put rights by the award holder or his/her beneficiary in the event of death or disability.

Replacement Awards

In connection with the Transactions, Change Healthcare Inc. was obligated to either assume obligations under Legacy CHC’s prior equity award plans or to issue substantially equivalent equity awards. Change Healthcare Inc. elected to issue replacement awards with vesting and exercisability terms generally identical to the awards which were replaced. Because the stock of eRx Network and the 2017 Tax Receivable Agreement (as described in Note 20) were distributed to Legacy CHC stockholders immediately prior to the Transactions, certain participants in the Legacy CHC Equity Plan also received equity awards in eRx Network and the right to receive a cash payment related to a proportionate value of the 2017 Tax Receivable Agreement in connection with the Transactions.

These replacement awards granted under the Equity Plan consisted of one, or a combination of, the following time-vested awards and/or exit-vesting awards.

Vested Awards: Vested awards consist of the following:

(i)

Tier I Time-Vesting Awards became immediately vested in connection with the Transactions, 54.4% of which were liquidated for cash upon the closing of the Transactions. The remaining 45.6% of such options were exchanged for vested options of HCIT with exercise prices and expiration terms that correspond with those of the original grant to Legacy CHC Equity Plan participants (“Replacement Time-Vesting Options”). These Legacy CHC Equity Plan participants also received vested options in eRx Network with exercise prices equal to 25% of the fair value of the eRx Network stock and a cash payment related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Transactions.

(ii)

Tier II Time-Vesting Awards became immediately vested in connection with the Transactions but because the original exercise price of these awards was greater than the fair value of the stock at the time of the Transactions, none of the awards were liquidated and they were replaced with vested Replacement Time-Vesting Options with an exercise price equal to the original exercise price as reduced by the fair value of one share of eRx Network stock.

(iii)

2.0x Exit-Vesting Awards became immediately vested in connection with the Transactions as a result of meeting the specified performance and market conditions outlined in the original award terms. As with the Tier I Time-Vesting Awards, 54.4% were liquidated for cash upon the closing of the Transactions. The remaining 45.6% of such options were exchanged for vested Replacement Time-Vesting Options with exercise prices and expiration terms that correspond with those of the original grant to the Legacy CHC Equity Plan participants. The Legacy CHC Equity Plan participants also received vested options in eRx Network with exercise prices equal to 25% of the fair value of the eRx Network stock and a cash payment related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Transactions.

Unvested Awards: Certain awards granted by Legacy CHC contained conditions that were not satisfied at the time of the Transactions. These awards generally consisted of awards that vest subject to the employee’s continued employment through the date when Blackstone has sold at least 25% of the maximum number of Legacy CHC’s shares held by it (i.e., a liquidity event) and achieved specified rates of return that vary by award. In connection with the Transactions, these unvested equity awards were replaced with unvested restricted stock of Change Healthcare Inc. (“Replacement Exit-Vesting Restricted Stock”) with an aggregate intrinsic value and vesting conditions which were identical to the original Legacy CHC awards. Legacy CHC Equity Plan participants also received unvested restricted stock of eRx Network and a right, contingent upon vesting of the awards, to receive a future cash payment related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Transactions.

Restricted Share Units: Vesting of Legacy CHC restricted share units was not affected by the Transactions. 54.4% of the vested portion of such restricted share units were liquidated in connection with the Transactions and the remainder of the vested and unvested restricted share units were replaced with vested and unvested Change Healthcare Inc. restricted share units (“Replacement Restricted Share Units”) with terms identical to the original awards. Legacy CHC Equity Plan participants also received vested and unvested restricted share units of eRx Network and a right to receive a future cash payment upon vesting related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Transactions.

The total fair value of shares vested during the years ended March 31, 2020, 2019 and 2018 was $0, $0 and $1,440, respectively.

The following table summarizes Replacement Time-Vesting Option activity for the year ended March 31, 2020:

	Replacement Time-Vesting Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at April 1, 2019	4,529,291	$11.76	4.4	$39,896
Granted	—	—	—	—
Exercised	(708,969)	15.66	—	5,077
Expired	—	—	—	—
Forfeited	(361,578)	—	—	74

Outstanding at March 31, 2020	3,458,744	$11.95	3.3	$4,083

Exercisable at March 31, 2020	3,458,744	$11.95	3.3	$4,083

The following table summarizes Replacement Exit-Vesting Restricted Stock activity for the year ended March 31, 2020:

Replacement Exit-Vesting Restricted Stock
Unvested at April 1, 2019	1,261,599
Granted	—
Canceled	(255,881)
Vested	—

Unvested at March 31, 2020	1,005,718

Time-Vesting Options

Time-vesting options were granted with an exercise price equal to the fair value of Change Healthcare Inc. common stock on the date of grant and generally vest in equal 25% installments on the first through fourth anniversary of the designated vesting start date, subject to the award holders continued employment through such vesting date. The Joint Venture estimates the fair value of the time-vesting options using the Black-Scholes option pricing model. As of March 31, 2020, unrecognized expense related to the time-vesting options was $3,611. This expense is expected to be recognized over a weighted average period of 1.3 years.

Exit-Vesting Options

Exit-vesting options were granted with an exercise price equal to the fair value of Change Healthcare Inc. common stock on the date of grant and vest, subject to the award holder’s continued employment through the vesting date, on the earlier to occur of the date that (i) affiliates of Blackstone sell 25% of the equity interests of the Joint Venture held by it on March 1, 2017 (the “Transaction Date”) at a specified weighted average price per share and McKesson distributes more than 50% of the equity interests of the Joint Venture held by it on the Transaction Date or (ii) McKesson and affiliates of Blackstone collectively sell more than 25% of the aggregate equity interests held by McKesson and Blackstone on the Transaction Date at a specified weighted average price per share.

In May 2018, the terms of the Exit-Vesting Options and Replacement Exit-Vesting Restricted Stock were modified to permit, in addition to existing vesting provisions, vesting to occur in three equal installments commencing on the earlier to occur of the date that (i) affiliates of Blackstone sell more than 25% of the equity interests of the Joint Venture held by it on March 1, 2017 (the “Transaction Date”) and McKesson distributes more than 50% of the equity interests of the Joint Venture held by it on the Transaction Date or (ii) McKesson and affiliates of Blackstone collectively sell more than 25% of the aggregate equity interests held by McKesson and Blackstone on the Transaction Date. No effect on compensation expense was recognized in connection with this modification as the vesting of the affected awards remained not probable following the modification.

The following table summarizes time-vesting and exit-vesting option activity for the year ended March 31, 2020:

	Awards		Weighted Average Exercise Price		Weighted Average Remaining Contractual Term		Aggregate Intrinsic Value
	Time-Vesting Options	Exit-Vesting Options	Time-Vesting Options	Exit-Vesting Options	Time-Vesting Options	Exit-Vesting Options	Time-Vesting Options	Exit-Vesting Options
Outstanding at April 1, 2019	6,988,403	6,504,544	$18.99	$18.99	8.0	8.0	$11,058	$10,292
Forfeited	(1,256,156)	(1,250,440)	18.99	18.99	—	—	—	—

Outstanding at March 31, 2020	5,732,247	5,254,104	18.99	18.99	7.6	7.6	—	—

Exercisable at March 31, 2020	3,743,688	—	$18.99	$—	7.5	—	$—	$—

Valuation Assumptions

The following table summarizes the weighted average fair value of awards using the Black-Scholes and Monte Carlo Simulation option pricing models, as appropriate, and the weighted average assumptions used to develop the fair value estimates under each of the valuation models for the years ended March 31, 2020 and 2019.

Year Ended March 31, 2020:	Time-Vesting Options	Exit-Vesting Options	Replacement Exit-Vesting Restricted Stock
Weighted average fair value	$2.10	$0.08	$2.15
Expected dividend yield	—%	—%	—%
Expected volatility	52.0%	50.9%	76.9%
Risk-free interest rate	0.3%	0.3%	0.9%
Expected term (years)	3.8	4.1	0.9

Year Ended March 31, 2019:
Weighted average fair value	$9.78	$5.90	$12.80
Expected dividend yield	—%	—%	—%
Expected volatility	52.5%	52.9%	62.2%
Risk-free interest rate	2.2%	2.2%	2.3%
Expected term (years)	4.5	5.1	1.9

Expected dividend yield—The Joint Venture is subject to limitations on the payment of dividends under its Senior Credit Facilities as further discussed in Note 10 to these consolidated financial statements. An increase in the dividend yield will decrease compensation expense.

Expected volatility—This is a measure of the amount by which the price of the equity instrument has fluctuated or is expected to fluctuate. The expected volatility was based on the levered median historical volatility of a group of guideline companies. An increase in the expected volatility will increase compensation expense.

Risk-free interest rate—This is the U.S. Treasury rate as of the measurement date having a term approximating the expected life of the award. An increase in the risk-free interest rate will increase compensation expense.

Expected term—The period of time over which the awards are expected to remain outstanding. The Joint Venture estimates the expected term as the mid-point between the actual or expected vesting date and the contractual term. An increase in the expected term will increase compensation expense.

Omnibus Incentive Plan

Following Change Healthcare Inc.’s initial public offering, Change Healthcare Inc. adopted the Change Healthcare Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) pursuant to which 25.0 million shares of the Change Healthcare Inc.’s stock have been reserved for issuance to employees, directors and consultants of Change Healthcare Inc., the Joint Venture and its affiliates.

In connection with the Omnibus Incentive Plan, Change Healthcare Inc., during the year ended March 31, 2020, granted to the Joint Venture’s employees and directors one or a combination of time-vesting restricted stock units (RSUs), time-vesting deferred stock units, performance stock units, and cash settled restricted stock units under vesting terms that generally vary from one to four years from the date of grant. Each of these instruments are described below.

Restricted Stock Units (“RSUs”)— The RSUs are subject to either a graded vesting schedule over four years or a one or four year cliff vesting schedule, depending on the terms of the specific award. Upon vesting, the RSUs are exchanged for shares of the Change Healthcare Inc.’s common stock.

Performance Stock Units (“PSUs”)— The PSUs consist of two tranches, one for which the quantity of awards expected to vest varies based on the Joint Venture’s compound annual Revenue growth rate over a three year period in comparison to a target percentage and one for which the quantity of awards expected to vest varies based on the Joint Venture’s compound annual Adjusted EBITDA growth rate over a three year period in comparison to a target percentage. The awards earned upon satisfaction of the performance conditions become vested on the fourth anniversary of the vesting commencement date of the award (i.e. continued service is required beyond the satisfaction of the performance condition prior to vesting). The Joint Venture recognizes compensation expense for the PSUs based on the number of awards that are considered probable to vest. Recognition of expense is based on the probability of achievement of performance targets and is periodically reevaluated.

Cash Settled Restricted Stock Units (“CSRSUs”)— The CSRSUs are expected to vest ratably over three years. Upon vesting, however, Change Healthcare Inc. is required to pay cash in settlement of such CSRSUs based on their fair value at the date such CSRSUs vest; Change Healthcare Inc. will be reimbursed by the Joint Venture for any cash settlements.

Deferred Stock Units (“DSUs”)— The DSUs vest 100% upon the one-year anniversary of the date of grant. Unlike the RSUs, however, the DSUs are exchanged for shares of the Change Healthcare Inc.’s common stock only following the participant’s separation from service.

The following table summarizes Omnibus Incentive Plan activity for the year ended March 31, 2020:

	Restricted Stock Units	Deferred Stock Units	Cash Settled Restricted Stock Units	Performance Stock Units
Outstanding at April 1, 2019	—	—	—	—
Granted	4,846,058	45,704	597,006	1,079,621
Cancelled	(377,969)	—	(119,445)	(113,932)
Vested	—	—	—	—

Outstanding at March 31, 2020	4,468,089	45,704	477,561	965,689

Summary of Equity Compensation Expense

The Joint Venture recognized expense of $31,808, $20,135 and $24,700 during the years ended March 31, 2020, 2019 and 2018, respectively. The Joint Venture recognized a deferred tax benefit of $3,214, $2,668 and $5,520 for the years ended March 31, 2020, 2019, and 2018, respectively. The Joint Venture recognized actual tax benefits of $357, $577 and $2,174 from options exercised during the years ended March 31, 2020, 2019 and 2018, respectively.

18. Retirement Plans and Other Postretirement Benefits

Defined Contribution Plans

Employees of the Joint Venture may participate in one of its 401k plans, which provide for matching contributions from the Joint Venture. Expenses related to these 401k plans were $29,243, $28,718 and $16,828, for the years ended March 31, 2020, 2019 and 2018, respectively.

Deferred Compensation Plans

Certain of the Joint Venture’s employees are eligible to participate in deferred compensation plans. Pursuant to these deferred compensation plans, certain executives and other highly compensated employees may defer a portion of their salaries and incentive compensation at their discretion.

The following table summarizes the liabilities related to this plan at March 31, 2020 and 2019:

Balance Sheet Location	March 31, 2020	March 31, 2019
Accrued expenses	$1,772	$1,304
Other long-term liabilities	15,880	18,945

Total	$17,652	$20,249

Post-employment Benefits

The Joint Venture generally offers post-employment benefits to its employees in the case of certain employee termination events consisting of severance and outplacement services. The extent of such benefits varies based on employee title and accumulates based on the respective employee’s years of service to the Joint Venture. Due to the episodic nature of the Joint Venture’s severance benefit history and the inability to reasonably predict future termination events, no accrual for accumulating severance benefits is accrued until the point that the payment of a severance benefit is probable and can be reasonably estimated. As of March 31, 2020, and 2019, the Joint Venture recognized liabilities related to these benefits in the amount of $5,927 and $8,044, respectively.

19. Income Taxes

	Year Ended March 31, 2020	Year Ended March 31, 2019	Year Ended March 31, 2018
Income (loss) before income tax provision (benefit)
Domestic	$(11,383)	$159,270	$125,902
Foreign	7,467	12,919	14,646

Total income (loss) before income tax provision (benefit)	$(3,916)	$172,189	$140,548

The Joint Venture is treated as a partnership for income tax purposes and is therefore not subject to U.S. federal income taxes and most state and local income taxes. Change Healthcare Performance, Inc., a wholly-owned subsidiary of the Joint Venture, are subject to U.S. federal, state and local, and non-U.S. corporate income taxes.

The income tax provision (benefit) for the years ended March 31, 2020, 2019 and 2018 was as follows:

	Year Ended March 31, 2020	Year Ended March 31, 2019	Year Ended March 31, 2018
Current:
Federal	$415	(352)	$4,617
State	1,971	(212)	1,178
Foreign	2,831	748	2,279

Current income tax provision (benefit)	5,216	184	8,074

Deferred:
Federal	(10,821)	(10,506)	(28,172)
State	9,797	4,217	(32,151)
Foreign	(2,491)	1,624	355

Deferred income tax provision (benefit)	(3,515)	(4,665)	(59,968)

Total income tax provision (benefit)	$1,701	(4,481)	$(51,894)

The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

	Year Ended March 31, 2020	Year Ended March 31, 2019	Year Ended March 31, 2018
Statutory U.S. federal tax rate (1)	21.00%	21.00%	31.50%
State income taxes (net of federal benefit)	(184.40)	2.80	(1.32)
Income passed through to Members	102.80	(20.62)	(8.78)
Remeasurement of deferred tax assets and liabilities arising from the Tax Legislation	—	—	(42.95)
Transition tax arising from the Tax Legislation	—	(0.89)	1.68
Change in valuation allowance	23.70	(0.88)	(11.97)
Accretion and changes in estimate, net	(7.90)	(0.06)	(5.47)
Equity compensation	(49.10)	(0.08)	1.03
Research and development credits (net of uncertain tax position liability)	132.10	(4.39)	(1.44)
Other	(81.70)	0.52	0.80

Effective income tax rate	(43.50)%	(2.60)%	(36.92)%

(1)

The statutory U.S. federal tax rate for the year ended March 31, 2018 was calculated using the statutory U.S. corporate federal income tax rate of 35.00% in the period from April 1, 2017 to December 31, 2017 and 21.00% in the period from January 1, 2018 to March 31, 2018.

At March 31, 2020, the Joint Venture had net operating loss carryforwards for federal, state and foreign income tax purposes of $525,729, $1,277,166, and $15,260, respectively, which expire from 2026 through 2040, 2020 through 2040 and 2028 through 2037, respectively. A portion of net operating loss carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods due to “change of ownership” provisions of the Internal Revenue Code and similar state provisions.

At March 31, 2020, the Joint Venture had R&D tax credit carryforwards for federal and state income tax purposes of $12,052 and $312, respectively. The federal credits expire from 2038 through 2040, while $116 of the state credits have an indefinite carryforward period and $197 of the state credits expire from 2033 through 2035.

The Joint Venture believes that it is more likely than not that the benefit from certain state and foreign net operating loss carryforwards will not be realized. In recognition of this risk, the Joint Venture has provided a valuation allowance of $18,375 on the deferred tax assets related to these state and foreign net operating loss carryforwards. If or when recognized, the tax benefits related to any reversal of the valuation allowance on deferred tax assets as of March 31, 2020, will be accounted for as a reduction of income tax expense of $15,428.

The federal, state and foreign net operating loss carryforwards and R&D tax credits within the income tax returns filed included unrecognized tax benefits. The deferred tax assets recognized for those net operating losses and R&D credits are presented net of these unrecognized tax benefits.

Significant components of the Joint Venture’s deferred tax assets (liabilities) as of March 31, 2020 and 2019 were as follows:

	March 31, 2020	March 31, 2019
Deferred tax assets and (liabilities):
Depreciation and amortization	$(326,035)	$(316,948)
Accounts receivable	1,891	1,561
Fair value of interest rate cap agreements	14,011	5,617
Accruals and reserves	15,697	15,672
Capital and net operating losses	180,327	179,004

Debt discount and interest	1,079	552
Equity compensation	18,560	15,284
Valuation allowance	(18,375)	(19,303)
Tax receivable agreements obligations to related parties	33,231	33,338
163(j) Business interest expense limitation	14,012	12,123
Credits	12,299	9,341
Accounting method change (ASC 606 adoption)	(16,761)	—
Other	(5,391)	(1,526)

Net deferred tax assets and (liabilities)	$(75,454)	$(65,285)

Reported as:
Non-current deferred tax assets	33,690	40,814
Non-current deferred tax liabilities	(109,144)	(106,099)

Net deferred tax liabilities	$(75,454)	$(65,285)

A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows:

	Year Ended March 31, 2020	Year Ended March 31, 2019	Year Ended March 31, 2018
Beginning unrecognized benefit	$53,039	51,095	60,079
Decreases from prior period tax positions	—	—	(8,984)
Increases from prior period tax positions	268	—	—
Increases from current period tax positions	1,240	1,944	—
Decreases from settlements with taxing authorities	—	—	—

Ending unrecognized benefit	$54,547	53,039	51,095

The Joint Venture had unrecognized tax benefits of $54,547 and $53,039 as of March 31, 2020 and 2019, respectively, which if recognized, $45,062 would affect the effective income tax rate.

The Joint Venture recognizes interest income and expense (if any) related to income taxes as a component of income tax expense. The Joint Venture recognized interest and penalties of $122 and $121 for the years ended March 31, 2020 and 2019, respectively, and no interest and penalties for the year ended March 31, 2018.

The Joint Venture and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. The U.S. federal and state income tax returns for certain subsidiaries of the Joint Venture remain subject to examination by the Internal Revenue Service for the tax years 2012 and beyond, i.e., periods prior to their ownership by the Joint Venture. With respect to state and local jurisdictions and countries outside of the United States, the Joint Venture and its subsidiaries are typically subject to examination for a number of years after the income tax returns have been filed. Although the outcome of tax audits is always uncertain, the Joint Venture believes that adequate amounts of tax, interest and penalties have been provided for in the accompanying consolidated financial statements for any adjustments that may be incurred due to state, local or foreign audits.

Tax Legislation Updates

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted. Included in the CARES Act are numerous income tax provisions including changes to the net operating loss rules and the business interest expense deduction rules under Code Section 163(j). The Company anticipates benefiting from the changes to the business interest expense deduction rules which temporarily increase the amount of interest expense that businesses are allowed to deduct on their tax returns by increasing the 30% Adjusted Taxable Income limitation to 50% for corporations for tax years 2019 and 2020. Such benefit resulted in an increase in the amount of deductible interest available to the Company. However, this did not result in any immediate change to the Company’s tax position given the amount of net operating losses currently available.

In addition, the CARES Act accelerates the remaining alternative minimum tax (“AMT”) credit refund allowances resulting in taxpayers being able to immediately claim a refund in full for any AMT credit carryforwards, which should provide the Company with the accelerated receipt of its AMT credit refund of $869.

20. Tax Receivable Agreement Obligations

Upon the consummation of the Transactions, the Joint Venture assumed obligations related to certain tax receivable agreements (collectively, the “tax receivable agreements”) with our current and former owners. Because the assets and obligations of the predecessor businesses were contributed to the Joint Venture at their historical carrying values, these tax receivable agreements are subject to differing accounting models as explained below.

2009 - 2011 Tax Receivable Agreements

Under the 2009 - 2011 Tax Receivable Agreements assumed by the Joint Venture in connection with the Transactions, the Joint Venture is obligated to make payments to certain of the former Legacy CHC stockholders, equal to 85% of the applicable cash savings that the Joint Venture expects to realize as a result of tax attributes arising from certain previous transactions. As a result of the covered change of control with respect to the tax receivable agreements that occurred in connection with the Transactions, payments the Joint Venture makes under the 2009 - 2011 Tax Receivable Agreements are required to be calculated using certain valuation assumptions, including that the Joint Venture will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used by the Joint Venture on a pro rata basis from the date of the Transactions (or in certain cases from the date of certain previous transactions) through the expiration of the applicable tax attribute. Because the 2009 - 2011 Tax Receivable Agreements were previously subject to fair value measurement in connection with a prior business combination transaction, it is recognized at its initial fair value plus recognized accretion to date.

2017 Tax Receivable Agreement

The 2017 Tax Receivable Agreement generally provides for the payment by Change Healthcare Performance, Inc. (a subsidiary of the Joint Venture) to affiliates of Blackstone and Hellman & Friedman of 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) in periods ending on or after the Transactions as a result of certain net operating losses and certain other tax attributes of Change Healthcare Performance, Inc. as of the date of the Transactions. The 2017 Tax Receivable Agreement is considered a loss contingency under FASB ASC Topic 450 and is reflected on the accompanying consolidated balance sheet at the amount that is both probable and reasonably estimable with future changes in this value being reflected within pretax income or loss.

Based on facts and circumstances at March 31, 2020, the Joint Venture estimates the aggregate payments due under these tax receivable agreements to be as follows:

	2009 - 2011 Tax Receivable Agreements	2017 Tax Receivable Agreement	Total
2021	$18,714	$1,520	20,234
2022	20,113	2,281	22,394
2023	20,084	47,384	67,468
2024	19,358	26,551	45,909
2025	17,917	8,441	26,358
Thereafter	102,941	29,479	132,420

Gross expected payments	199,127	115,656	314,783
Less: Amounts representing discount	(87,154)	—	(87,154)

Total tax receivable agreement obligations due to related parties	111,973	115,656	227,629
Less: Current portion due (included in due to related parties, net)	(18,714)	(1,520)	(20,234)

Tax receivable agreement long-term obligations due to related parties	$93,259	$114,136	$207,395

McKesson Tax Receivable Agreement

The McKesson Tax Receivable Agreement generally requires payment to affiliates of McKesson (the “McKesson TRA Parties”) of 85% of certain cash tax savings realized (or, in certain circumstances, deemed to be realized) by Change Healthcare Inc. in periods ending on or after the date on which McKesson ceases to own at least 20% of the Joint Venture as a result of (i) certain amortizable tax basis in assets transferred to the Joint Venture at the Contribution Agreement Closing and (ii) imputed interest deductions and certain other tax attributes arising from payments under the McKesson Tax Receivable Agreement. Following the McKesson exit and based on anticipated amortization allocations, McKesson advised the Joint Venture recorded an obligation of $164,633 as of March 31, 2020 for the McKesson Tax Receivable estimated payments, which represents a loss contingency under ASC 450 and is included in the other long-term liabilities caption within the accompanying consolidated balance sheet. Future changes in this value will be reflected within pretax income or loss.

Based on facts and circumstances at March 31, 2020, the Joint Venture estimates the aggregate payments due under the McKesson tax receivable agreement to be as follows:

McKesson Tax Receivable Agreement
2021	$—
2022	128
2023	18,306
2024	19,905
2025	23,150
Thereafter	103,144

Gross expected payments	164,633
Less: Amounts representing discount	—

Total tax receivable agreement obligation	164,633
Less: Current portion due (included in accrued expenses)	—

Tax receivable agreement long-term obligation (included in other long-term liabilities)	$164,633

The timing and/or amount of aggregate payments due may vary based on a number of factors, including the amount of net operating losses and income tax rates.

21. Other Related Party Transactions

Advances to Members

Under the terms of the LLC Agreement, the Joint Venture is required to periodically advance to its members amounts necessary to fund their respective tax obligations on an interim basis, subject to recoupment in the event that such advances exceed the final tax obligations of the respective Members for such year. Once the final tax obligations of each of the Members is determined for such year, the Joint Venture is obligated to formally distribute such amounts to the respective Members. To the extent that the amounts to be distributed were subject to interim advances, additional cash will be distributed only to the extent that the interim advances were insufficient to fund the respective Member’s final tax obligation. Distributions up to the amount of interim advances result in full settlement of any advances to the respective Member.

Advances to Members, net totaled a net refund of $7,783, $2,636 and an advance of $15,828, during the years ended March 31, 2020, 2019 and 2018, respectively. Such amounts are classified as a component of Members’ equity (deficit) in the accompanying consolidated balance sheets.

Dilution

Under the terms of the LLC Agreement, the Joint Venture and Change Healthcare Inc. agreed to cooperate to ensure a 1:1 ratio of Change Healthcare Inc. shares outstanding to units of Parent held by Change Healthcare Inc. for as long as the McKesson members hold units of the Joint Venture. Specifically, the parties agreed that:

•	In the event that Change Healthcare Inc. issues additional shares, the Joint Venture is required to issue a corresponding number of units to Change Healthcare Inc.

•	Any net proceeds received by Change Healthcare Inc. with respect to a Change Healthcare Inc. share must be concurrently contributed to the Joint Venture.

•

Any stock split or combination of other equity restructuring involving Change Healthcare Inc. shares must be concurrent with an equivalent unit split or other equity restructuring of the Joint Venture.

•

Change Healthcare Inc. may not redeem, repurchase or otherwise acquire any Change Healthcare Inc. shares unless substantially simultaneously the Joint Venture redeems, repurchases, or otherwise acquires from Change Healthcare Inc. an equal number of units for the same price per security.

•

The Joint Venture may not redeem, repurchase or otherwise acquire any units held by Change Healthcare Inc. unless substantially simultaneously Change Healthcare Inc. redeems, repurchases, or otherwise acquires an equal number of Change Healthcare Inc. shares for the same price per security.

During the years ended March 31, 2020 and 2019, the Joint Venture issued 708,969 and 540 units to Change Healthcare Inc. and repurchased 0 and 2,709 units from Change Healthcare Inc., respectively, related to option exercises.

eRx Network Option Agreement

Prior to the Transactions, the equity interests for entities representing the eRx Network were distributed to the former Legacy CHC stockholders, and in connection therewith a Legacy CHC subsidiary and the Legacy CHC Stockholders entered into an option agreement for a subsidiary of the Joint Venture to acquire the eRx Network (the “Option Agreement”). Under the terms of the Option Agreement, the option to acquire the eRx Network will only become exercisable at any such time that McKesson owns (directly or indirectly), in the aggregate, less than 5% of the outstanding Units of the Joint Venture. Such option will expire, unexercised or unexercisable, on the fifth anniversary of the Transactions. Under the Option Agreement, upon exercise of the option, a Legacy CHC subsidiary will be required to pay an exercise price of $1.00 plus a fixed multiple of the incremental increase (if any) in the EBITDA (as defined in the Option Agreement) of the eRx Network for the trailing 12 months preceding the exercise of the option over a baseline level of such EBITDA. Upon completion of the Merger, the option became exercisable; as of March 31, 2020, the option has not been exercised. Please see Note 28, Subsequent Events, for further discussion of the option.

Management Services Agreement

The Joint Venture, certain subsidiaries of the Joint Venture, McKesson and affiliates of Blackstone and Hellman & Friedman (such affiliates of Blackstone and Hellman & Friedman referred to herein collectively as “the Sponsors”), entered into a Management Services Agreement, whereby McKesson and the Sponsors will be retained to provide certain management, consulting, financial and other advisory services to the Joint Venture for certain periods following the consummation of the Transactions for an annual fee not to exceed 1% of our EBITDA (as defined in the Senior Credit Facilities) in the applicable fiscal year, subject to proration as applicable. Under the Management Services Agreement, McKesson and the Sponsors may also receive certain fees in connection with certain specific transactions involving the Joint Venture, including a Qualified IPO. This Management Services Agreement terminated following the consummation of a Qualified IPO.

The Joint Venture recognized $10,590 ($2,303 for Blackstone, $874 for Hellman & Friedman, and $7,413 for McKesson), $10,422 ($2,267 for Blackstone, $860 for Hellman & Friedman, and $7,295 for McKesson), and $10,488 ($2,281 for Blackstone, $865 for Hellman & Friedman and $7,342 for McKesson) in management fees during the years ended March 31, 2020, 2019 and 2018, respectively. The management fees are reflected within sales, marketing, general and administrative expense in the accompanying consolidated statements of operations.

Transition Services Agreements

In connection with the consummation of the Transactions, the Joint Venture, certain subsidiaries of the Joint Venture, McKesson and the eRx Network entered into transition services agreements pursuant to which (i) the Joint Venture will provide certain transition services to McKesson and to the eRx Network and (ii) McKesson will provide certain transition services to the Joint Venture, in each case in exchange for specified fees and subject to the terms and conditions therein.

The Joint Venture recognized transition service fee expense of $22,265, $58,993 and $92,053 for services received from McKesson during the years ended March 31, 2020, 2019 and 2018, respectively. In addition, the Joint Venture recognized $6,136, $10,993 and $11,834 in transition fee income from eRx Network in these same periods. The transition service fees paid or to be paid to McKesson are reflected net within sales, marketing, general and administrative expense in the accompanying consolidated statements of operations. The amounts received or to be received from eRx Network are reflected in other income in the accompanying statement of operations. The related balance sheet effect of the eRx Network agreement is reflected within due to related party, net on the accompanying consolidated balance sheets and as of March 31, 2020, there is no related balance sheet effect related to the McKesson agreement. Cash flows related to these agreements are reflected in operating activities in the accompanying consolidated statements of cash flows.

Services Provided to Change Healthcare Inc. by the Joint Venture

Prior to the Merger, Change Healthcare Inc. generally had no substantive independent assets or operations apart from its investment in the Joint Venture. As a result, the Joint Venture provided certain services for which it was not reimbursed. These services included the utilization of office space and a portion of the salaries of Change Healthcare Inc.’s officers who were considered employees of the Joint Venture. In addition, the Joint Venture was responsible for funding certain costs incurred in connection with Change Healthcare Inc.’s initial public offering.

Employer Healthcare Program Agreement with Equity Healthcare

Effective as of January 1, 2014, Legacy CHC entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of Blackstone, pursuant to which Equity Healthcare provides to the Joint Venture certain negotiating, monitoring and other services in connection with the Joint Venture health benefit plans. In consideration for Equity Healthcare’s services, the Joint Venture paid Equity Healthcare a fee of $3.00 per participating employee per month for plans through December 31, 2017. Beginning January 1, 2018, the Joint Venture began paying Equity Healthcare a fee of $1.00 per participating employee per month.

Term Loans Held by Related Party

During the period from June 17, 2016 (inception) to March 31, 2017, certain investment funds managed by GSO Capital Partners LP (the “GSO-managed funds”) held a portion of the term loans under the Senior Credit Facilities. GSO Advisor Holdings LLC (“GSO Advisor”) is the general partner of GSO Capital Partners LP. Blackstone, indirectly through its subsidiaries, holds all of the issued and outstanding equity interests of GSO Advisor. As of March 31, 2020 and 2019, respectively, the GSO-managed funds held $151,301 and $212,155 in principal amount of the Senior Credit Facilities ($0 and $0 of which is classified within current portion of long-term debt at March 31, 2020 and 2019, respectively).

Transactions with Blackstone Portfolio Companies

The Joint Venture both provides various services to, and purchases services from, certain Blackstone portfolio companies under contracts that were executed in the normal course of business. The Joint Venture recognized revenue of approximately $4,538, $4,454, and $4,366 related to services provided to Blackstone portfolio companies during the years ended March 31, 2020, 2019 and 2018, respectively. The Joint Venture paid Blackstone portfolio companies approximately $16,688, $13,323, and $16,251 related to services provided to the Joint Venture during the years ended March 31, 2020, 2019 and 2018, respectively.

Transactions with Hellman & Friedman Portfolio Companies

The Joint Venture both provides various services to, and purchases services from, certain Hellman & Friedman portfolio companies under contracts that were executed in the normal course of business. The Joint Venture recognized revenue of approximately $3,066, $4,216, and $4,955 related to services provided to Hellman & Friedman portfolio companies during the years ended March 31, 2020, 2019 and 2018, respectively. The Joint Venture paid Hellman & Friedman portfolio companies approximately $2,455, $2,128, and $2,509 related to services provided to the Joint Venture during the years ended March 31, 2020, 2019 and 2018, respectively.

Other Transactions with McKesson

The Joint Venture both provides various services to, and purchases services from, McKesson, and its affiliates. Services are provided to McKesson and its affiliates through customer arrangements and through subleasing of certain office space. The Joint Venture recognized revenue of approximately $18,076, $8,892, and $13,354 related to services provided to McKesson and its affiliates during the years ended March 31, 2020, 2019 and 2018, respectively. The Joint Venture recognized sublease income of $731, $2,136, $3,806 from McKesson and its affiliates during the years ended March 31, 2020, 2019 and 2018, respectively, and the Joint Venture incurred rent and other expense of $0, $82, and $918 with McKesson and affiliates during the years ended March 31, 2020, 2019 and 2018, respectively. Following the Merger, McKesson is no longer a related party of the Joint Venture.

Other

The Joint Venture has an agreement with a customer in which a former officer of the Joint Venture is a member of the board of directors of the customer. Under this agreement, the Joint Venture recognized revenue of approximately $4,745, $5,586, and $7,482 in the aggregate during the years ended March 31, 2020, 2019 and 2018, respectively.

22. Accumulated Other Comprehensive Income (Loss)

The following is a summary of the accumulated other comprehensive income (loss) balances activity, net of taxes, for the years ended March 31, 2020, 2019 and 2018, respectively.

	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at March 31, 2017	$(18,969)	$(1,180)	$(20,149)
Change associated with foreign currency translation	4,146	—	4,146
Change associated with current period hedging (net of taxes of $4,316)	—	6,288	6,288
Reclassification into earnings	—	1,110	1,110

Balance at March 31, 2018	$(14,823)	$6,218	$(8,605)

Cumulative effect of accounting change	—	1,633	1,633
Change associated with foreign currency translation	(9,440)	—	(9,440)
Change associated with current period hedging (net of taxes of $8,913)	—	(12,695)	(12,695)
Reclassification into earnings	—	(5,925)	(5,925)

Balance at March 31, 2019	$(24,263)	$(10,769)	$(35,032)

Reclassification of stranded tax effects as a result of the Tax Legislation	—	(1,406)	(1,406)
Change associated with foreign currency translation	(4,894)	—	(4,894)
Change associated with current period hedging (net of taxes of $8,394)	—	(27,992)	(27,992)
Reclassification into earnings	—	5,350	5,350

Balance at March 31, 2020	$(29,157)	$(34,817)	$(63,974)

23. Tangible Equity Units

In July 2019, Change Healthcare Inc. completed its offering of 5,750,000 TEUs. Each TEU, which had a stated amount of $50, was comprised of a prepaid stock purchase contract and a senior amortizing note due June 30, 2022. Change Healthcare Inc. allocated the proceeds from the issuance of the TEUs to equity and debt based on the relative fair values of the respective components of each TEU. Change Healthcare Inc. invested the net proceeds of each in a unit purchase contract and a debt instrument of the Joint Venture on terms that substantially mirror the economics of the TEUs, resulting in net proceeds to the Joint Venture of $276,633 after consideration of underwriting discounts and third party costs that were allocated between the unit purchase contract and debt instrument consistent with the allocation utilized by Change Healthcare Inc. Under these mirrored arrangements, the Joint Venture is required to make cash payments or to transfer LLC Units to Change Healthcare Inc. concurrent with any cash payments or issuance of shares by Change Healthcare Inc. pursuant to the terms of its TEUs.

With respect to the mirrored debt arrangement, the Joint Venture agreed to pay Change Healthcare Inc. an aggregate principal amount of $47,367 in quarterly installments of principal and interest (5.5% per year) on March 30, June 30, September 30, and December 30 of each year through June 30, 2022. Such amounts have been classified with debt on the accompanying consolidated balance sheets.

With respect to the mirrored unit purchase contract, the Joint Venture agreed to issue LLC Units to Change Healthcare Inc. in an amount equal to the number of shares of common stock issued by Change Healthcare Inc. to holders of its purchase contract and at the time of delivery of such common stock to such holders. Such amounts have been classified within Member’s equity (deficit) on the accompanying consolidated balance sheets.

Because the economics of the unit purchase contract are intended to mirror the purchase contracts issued by Change Healthcare Inc., the Joint Venture expects to deliver between 18,429,325 LLC Units and 22,115,075 LLC Units, subject to adjustment, based on the Applicable Market Value (as defined below) of Change Healthcare Inc.’s common stock as described below:

•

If the Applicable Market Value of Change Healthcare Inc.’s common stock is greater than $15.60 per share, holders will receive 3.2051 shares of common stock per purchase contract and the Joint Venture will issue an identical number of LLC units to Change Healthcare Inc.;

•

If the Applicable Market Value is less than or equal to $15.60 per share but greater than or equal to $13.00 per share, the holder will receive a number of shares of the Company’s common stock per purchase contract equal to $50, divided by the Applicable Market Value and the Joint Venture will issue an identical number of LLC units to Change Healthcare Inc.; and

•

If the Applicable Market Value is less than $13.00 per share, the holder will receive 3.8461 shares of common stock per purchase contract and the Joint Venture will issue an identical number of LLC units to Change Healthcare Inc.

The Applicable Market Value is defined as the arithmetic average of the volume weighted average price per share of the Company’s common stock over the twenty consecutive trading day period immediately preceding the balance sheet date, or June 30, 2022, for settlement of the stock purchase contracts.

The unit purchase contract has a dilutive effect on the Change Healthcare Inc.’s net income (loss) per unit. The 18,429,325 minimum LLC Units to be issued are included in the calculation of basic net income (loss) per unit. The difference between the minimum LLC Units and the maximum LLC Units are potentially dilutive securities, and accordingly, will be included in the Joint Venture’s diluted net income (loss) per unit on a pro rata basis to the extent the Applicable Market Value is higher than $13.00 but is less than $15.60 at period end.

On any business day after the initial issuance date (until the second scheduled trading day before June 30, 2022), Change Healthcare Inc. may elect to have the mirror purchase contracts settled prior to the mandatory settlement date, June 30, 2022. Upon settlement, each mirror purchase contract will be settled for a number of Joint Venture units equal to 3.2051 units per purchase contract.

The following table summarizes TEU settlement activity for the year ended March 31, 2020:

Tangible Equity Units
Outstanding at March 31, 2019	—
Issued	5,750,000
Conversions	(612,655)

Outstanding at March 31, 2020	5,137,345

24. Net Income (Loss) per Common Unit

The following table sets forth the computation of basic and diluted net income (loss) per common unit:

	Year Ended March 31,
	2020	2019	2018
Basic net income per common unit:
Numerator:
Net income (loss)	$(5,617)	$176,670	$192,442
Denominator:
Weighted average common units outstanding	288,803,793	251,508,322	251,585,805
Minimum units issuable under purchase contracts	13,609,077	—	—

	302,412,870	251,508,322	251,585,805

Basic net income (loss) per common unit	$(0.02)	$0.70	$0.76

Diluted net income per common unit:
Numerator:
Net income (loss)	$(5,617)	$176,670	$192,442
Denominator:
Number of shares used in basic computation	302,412,870	251,508,322	251,585,805
Weighted average effect of dilutive securities
Add:
Dilutive units issuable under unit purchase contracts	—	—	—
Reimbursement units issuable to Change Healthcare Inc.	—	1,869,456	2,210,483

	302,412,870	253,377,778	253,796,288

Diluted net income (loss) per common unit	$(0.02)	$0.70	$0.76

Due to their antidilutive effect, the following securities have been excluded from diluted net income (loss) per common unit for the periods indicated:

	Year Ended March 31, 2020	Year Ended March 31, 2019	Year Ended March 31, 2018
Dilutive shares issuable under purchase contracts	1,829,437	—	—
Time-Vesting Options	1,259,594	1,869,456	4,570,624
Restricted Share Units	1,345,211	—	—
Deferred Stock Units	20,371	—	—

25. Real Estate Disposal

During the year ended March 31, 2020, the Joint Venture committed to a plan to sell its Alpharetta, GA office property in an effort to reduce its real estate footprint. The Joint Venture completed the sale of the property during its fiscal third quarter and recognized an immaterial gain on sale in Other, net on the condensed consolidated statement of operations.

26. Segment Reporting

Management views the Joint Venture’s operating results based in three reportable segments: (a) software and analytics (which represents the aggregation of two operating segments), (b) network solutions and (c) technology-enabled services. Listed below are the revenue and Adjusted EBITDA for each of the reportable segments. This information is reflected in the manner utilized by management to make operating decisions, assess performance and allocate resources. Such amounts include allocations of corporate shared services functions that are essential to the core operations of the reportable segments such as information technology, operations and product development functions. Segment assets and related depreciation expenses are not presented to management for purposes of operational decision making, and therefore are not included in the accompanying tables. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 2 to these consolidated financial statements.

During the year ended March 31, 2020, the Joint Venture made certain changes in the way that it manages its business and allocates costs. Specifically, the Joint Venture made the following changes during the period:

•	Moved its consumer payments solution from the Network Solutions reportable segment to the Technology-Enabled Services reportable segment.

•	Moved its revenue optimization services solution from the Software and Analytics reportable segment to the Technology-Enabled Services reportable segment

•	Moved its consumer engagement solutions from the Software and Analytics reportable segment to the Network Solutions reportable segment.

•	Made certain changes in the way that costs are assigned to the reportable segments

The presentation in the tables that follow has been retrospectively adjusted to reflect the above described changes.

Software and Analytics

The Software and Analytics segment provides solutions for revenue cycle management, provider network management, payment accuracy, value-based payments, clinical decision support, risk adjustment and quality performance, and imaging and clinical workflow.

Network Solutions

The Network Solutions segment provides solutions for financial, administrative and clinical transactions, consumer engagement and aggregation and analytics of clinical and financial data.

Technology-Enabled Services

The Technology-Enabled Services segment provides solutions for revenue cycle and practice management, value-based care enablement, electronic payments, communications and payments, pharmacy benefits administration and consulting.

Corporate and Eliminations

Inter-segment revenue and expenses primarily represent claims management and payment and communication solutions provided between segments.

Corporate and eliminations includes pass-through postage costs, management, administrative and certain other shared corporate services costs that are not allocated to the respective reportable segments, as well as eliminations to remove inter-segment revenue and expenses and consolidating adjustments to classify certain rebates paid to channel partners as a reduction of revenue. These administrative costs are excluded from the adjusted EBITDA measure for each respective reportable segment.

The revenue and adjusted EBITDA for the operating segments are as follows:

	Year Ended March 31, 2020
	Software and Analytics	Network Solutions	Technology- Enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$1,611,544	$508,991	$976,762	$(22,403)	$3,074,894
Postage revenue	—	—	—	228,079	228,079
Inter-segment revenue	1,255	79,758	1,922	(82,935)	—

Net revenue	$1,612,799	$588,749	$978,684	$122,741	$3,302,973

Adjusted EBITDA	$663,016	$353,486	$175,116	$(195,886)	$995,732

Equity compensation					31,808
Acquisition accounting adjustments					1,889
Acquisition and divestiture-related costs					4,217
Integration and related costs					82,108
Management fees and related costs					10,355
Strategic initiatives, duplicative and transition costs					23,325
Severance costs					22,113
Accretion and changes in estimate with related parties, net					14,966
Tax receivable agreement					164,633
Impairment of long-lived assets and other					72
Contingent consideration					(91)
Loss on Extinguishment of Debt					19,975
Other non-routine, net					10,172

EBITDA Adjustments					385,542

EBITDA					610,190
Interest expense					283,745
Depreciation and amortization					315,946
Amortization of capitalized software developed for sale					14,415

Income (loss) before income tax provision (benefit)					$(3,916)

	Year Ended March 31, 2019
	Software and Analytics	Network Solutions	Technology- Enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$1,558,201	$501,282	$1,001,942	$(18,314)	$3,043,111
Postage revenue	—	—	—	238,618	238,618
Inter-segment revenue	20,822	55,243	3,435	(79,500)	—

Net revenue	$1,579,023	$556,525	$1,005,377	$140,804	$3,281,729

Adjusted EBITDA	$610,313	$337,360	$175,953	$(188,628)	$934,998

Equity compensation					20,135
Acquisition accounting adjustments					3,532
Acquisition and divestiture-related costs					13,076
Integration and related costs					114,533
Management fees and related costs					10,490
Costs related to recently issued accounting standards					8,265
Strategic initiatives, duplicative and transition costs					27,339
Severance costs					17,666
Accretion and changes in estimate with related parties, net					19,329
Impairment of long-lived assets and other					4,205
Gain on sale of the Extended Care Business					(111,435)
Contingent consideration					(809)
Other non-routine, net					18,359

EBITDA Adjustments					144,685

EBITDA					790,313
Interest expense					325,431
Depreciation and amortization					278,020
Amortization of capitalized software developed for sale					14,673

Income (loss) before income tax provision (benefit)					$172,189

	Year Ended March 31, 2018
	Software and Analytics	Network Solutions	Technology- Enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$1,547,079	$478,044	$1,023,729	$(24,406)	$3,024,446
Postage revenue	—	—	—	274,397	274,397
Inter-segment revenue	28,994	42,869	4,255	(76,118)	—

Net revenue	$1,576,073	$520,913	$1,027,984	$173,873	$3,298,843

Adjusted EBITDA	$591,814	$309,006	$200,540	$(157,522)	$943,838

Equity compensation					24,700
Acquisition accounting adjustments					2,581
Acquisition and divestiture-related costs					1,801
Transactions-related costs					4,626
Integration and related costs					107,194
Management fees and related costs					11,472
Implementation costs related to recently issued accounting standards					26,594
Strategic initiatives, duplicative and transition costs					12,313
Severance costs					38,277
Accretion and changes in estimate with related parties, net					(49,991)
Impairment of long-lived assets and other exit related costs					839
Other non-routine, net					33,755

EBITDA Adjustments					214,161

Interest expense					292,463
Depreciation and amortization					278,363
Amortization of capitalized software developed for sale					18,303

Income (loss) before income tax provision (benefit)					$140,548

27. Selected Quarterly Financial Information (unaudited)

The following table presents selected quarterly financial data for the years ended March 31, 2020 and 2019:

	Total Revenue	Income (Loss) Before Income Tax	Net Income (Loss)	Basic Net Income Per Unit	Diluted Net Income Per Unit
Quarter Ended:
June 30, 2019	$855,556	$73,480	$71,915	$0.29	$0.28
September 30, 2019	795,811	868	(130)	—	—
December 31, 2019	808,226	29,217	31,191	0.10	0.10
March 31, 2020	843,380	(107,478)	(108,590)	(0.34)	(0.34)

	Total Revenue	Income (Loss) Before Income Tax	Net Income (Loss)	Basic Net Income Per Unit	Diluted Net Income Per Unit
Quarter Ended:
June 30, 2018	$823,263	$12,397	$12,506	$0.05	$0.05
September 30, 2018	800,190	111,321	113,440	0.45	0.45
December 31, 2018	821,937	16,286	13,009	0.05	0.05
March 31, 2019	836,339	32,185	37,715	0.15	0.15

28. Subsequent Events

Senior Note Issuance

On April 21, 2020, Change Healthcare Inc. issued $325,000 of 5.75% unsecured senior notes due 2025 (“Senior Notes”) at 100% of their principal amount. The Senior Notes were issued as part of the same series as the $1,000,000 of 5.75% senior notes due 2025 issued in February 2017.

Connected Analytics Divestiture

On May 1, 2020, Change Healthcare Inc. completed the sale of its Connected Analytics business for total consideration of $55,000, subject to a customary working capital adjustment, including a $25,000 note receivable from the buyer.

eRx Network Option

On May 1, 2020, Change Healthcare Inc. exercised its option to purchase and completed the acquisition of eRx Network, a leading provider in comprehensive, innovative and secure data-driven solutions for pharmacies. Change Healthcare Inc. acquired 100% of the ownership interest for a purchase price of $212,900 plus cash on the balance sheet and expects to account for this transaction as a business combination. The initial accounting, including the identification and allocation of consideration to assets acquired and liabilities assumed, is not complete given the proximity of the acquisition to the financial statement filing date.

PDX Acquisition

On June 1, 2020, the Change Healthcare Inc. completed the purchase of PDX, Inc (“PDX”)., a company focused on delivering patient centric and innovative technologies for pharmacies and health systems. Change Healthcare Inc. acquired 100% of the ownership interest for a purchase price of $208,000 and expects to account for this transaction as a business combination. The initial accounting, including the identification and allocation of consideration to assets acquired and liabilities assumed, is not complete given the proximity of the acquisition to the financial statement filing date.

Change in Segments

During the first quarter of fiscal year 2021, management decided to allocate administrative and certain other corporate expenses that had not previously been allocated to the respective reportable segments. Segment information presented in future periods will reflect allocation of these expenses, including retrospective adjustment to any historical segment information presented.